EXHIBIT 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED
OPERATING AGREEMENT

of

MJ Topco, LLC

Dated as of [●], 2026

THE UNITS REFERRED TO IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE OR FOREIGN SECURITIES LAWS. THE UNITS MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE AND FOREIGN SECURITIES LAWS PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. ADDITIONALLY, ANY SALE, TRANSFER OR OTHER DISPOSITION OF ANY UNIT IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THIS AGREEMENT.

i

(Continued)

ii

(Continued)

iii

(Continued)

Page

Section 13.14 Counterparts	50
Section 13.15 Electronic Signature	50
Section 13.16 No Presumption Against Drafting Party	50
Section 13.17 No Recourse	50

TAX ANNEX	1

Article I TAX ANNEX; INTERPRETATION	1

Section 1.1 Partnership Agreement	1
Section 1.2 Interpretation	1

Article II TAX-RELATED GOVERNANCE MATTERS	1

Section 2.1 Tax Actions	1
Section 2.2 No Independent Actions or Inconsistent Positions	1
Section 2.3 Other Tax Laws	1
Section 2.4 No Deficit Restoration Obligation	1

Article III ALLOCATIONS AND CAPITAL ACCOUNTS	1

Section 3.1 Allocations	1
Section 3.2 Priority Allocations	2
Section 3.3 Other Allocation Rules	3
Section 3.4 Capital Accounts	4

Article IV TAX RETURNS; INFORMATION; AUDITS	4

Section 4.1 Company Tax Returns	4
Section 4.2 Information to Be Provided by Members to Company	4
Section 4.3 Member Tax Returns	4
Section 4.4 Tax Representative	5
Section 4.5 Tax Audits	5
Section 4.6 Tax Approval Required	6
Section 4.7 Former Members; Survival; Amendment	7

Article V TRANSFERS	7

Section 5.1 Limitation of Transfers to Ensure Partnership Classification	7

Article VI Miscellaneous	7

Section 6.1 Definitions	7

iv

AMENDED AND RESTATED
OPERATING AGREEMENT

of

MJ Topco, LLC

AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of MJ Topco, LLC, a Delaware limited liability company (the “Company”), dated as of [●], 2026, among the Company, MJWHP, LLC, a Delaware limited liability company (together with its Permitted Transferees, the “WHP Member”), and G-III Investments, Inc., a Delaware corporation (together with its Permitted Transferees, the “G-III Member”), and such other Persons that may hereafter be admitted from time to time as Members in accordance with the provisions hereof.

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the “Act”) for the purposes and upon the terms and conditions set forth herein;

WHEREAS, the Company was previously governed by that certain Operating Agreement, effective as of [●], 2026 (the “Prior Operating Agreement”);

WHEREAS, Majestic AcqCo, LLC, a wholly-owned Subsidiary of the Company is party to that certain Unit Purchase Agreement, by and among LVMH MJ Holdings Inc., MJH Employee Aggregator LLC, Marc Jacobs, Robert Duffy, WH Borrower, LLC, solely for purposes of Section 11.10, and LVMH Moet Hennessy Louis Vuitton Inc., solely for purposes of Section 11.11, dated as of [●], 2026 (as it may be amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, the Members desire that the Company engage in the business of, directly or indirectly, acquiring, owning, maintaining, managing, licensing and protecting the MARC JACOBS brand and related intellectual property (the “Marc Jacobs Brand”), and performing such other obligations and duties as are imposed upon the Company under this Agreement and any other contracts to which the Company is a party (the “Company Business”), upon the terms and conditions set forth herein; and

WHEREAS, the Members desire to amend and restate the Prior Operating Agreement in its entirety, it being the intention of the Members that (1) this Agreement shall fully supersede the Prior Operating Agreement in all respects, and (2) commencing as of the date hereof (the “Effective Date”), the Company’s business and affairs shall be conducted pursuant to this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Members hereby agree as follows:

Article I

DEFINITIONS

Section 1.1         Certain Defined Terms. Capitalized terms used in this Agreement and not defined elsewhere in this Agreement are defined below. Other terms not defined below are defined elsewhere in this Agreement, on the page set forth opposite each such term in the Table of Defined Terms.

“Additional Member” means any Person that has been admitted to the Company as a Member after the Effective Date pursuant to Section 2.11.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that (i) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of any other Member or its parent company or Affiliates and (ii) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of the Company or any of its Subsidiaries, solely by virtue of its participation in the Company.

“Available Cash” means, with respect to any fiscal period, cash (in United States dollars) of the Company and its Subsidiaries in excess of $15,000,000, subject to further reduction for any amounts determined by the Board (with the prior written consent of the G-III Member, not to be unreasonably withheld, conditioned, or delayed) to be reasonably necessary or advisable to be retained by the Company to meet actual or anticipated, direct or indirect, expenses, capital investments, working capital needs or liabilities (actual, contingent or otherwise) of the Company or its Subsidiaries, or for the operation of the business of the Company and its Subsidiaries, or to create reasonable reserves for any of the foregoing.

“Bankruptcy” of a Member shall be deemed to occur for purposes of this Agreement if:

(i)          an involuntary petition under any bankruptcy or insolvency Law or under the reorganization provisions of any such Law is filed with respect to such Member or a receiver of or for the property of such Member is appointed without acquiescence of such Member, which petition or appointment remains undischarged or unstayed for an aggregate period of ninety (90) days (whether or not consecutive); or

(ii)         a voluntary petition under any bankruptcy or insolvency Law or under the reorganization provisions of any such Law is filed by such Member, a voluntary assignment of such Member’s property for the benefit of creditors is made, or a receiver of or for the property of such Member is appointed by, or acquiesced in, by such Member.

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“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security that may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“Capital Account” has the meaning set forth in the Tax Annex.

“Capital Contribution” means, with respect to any Member, the aggregate amount of cash contributed to the Company and the Fair Market Value of any property (other than cash) (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to) contributed to the Company pursuant to Article IV. In the case of a Member that acquires an interest in the Company by virtue of a Transfer in accordance with the terms of this Agreement, “Capital Contribution” means, as of the date of such Transfer, the Capital Contribution of such Member’s predecessor to the extent relating to the acquired interest.

“China and Japan Operating Business” means all operating assets and liabilities, including all real estate, employees, inventory and other working capital of Marc Jacobs International, LLC and its Subsidiaries existing as of the date hereof in China and Japan, which includes Marc Jacobs KK Japan, Marc Jacobs Hong Kong Limited, Marc Jacobs Hong Kong Distribution Company Limited, Marc Jacobs Macau Distribution Company Limited, and Marc Jacobs Commercial and Trading (Shanghai) Co., Ltd.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Company Business” has the meaning set forth in the Recitals.

“control,” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Covered Person” means (i) a Member, the Tax Representative, the Designated Individual, (ii) any Affiliate of any of the Persons described in clause (i), (iii) any officer, director, manager, shareholder, employee, partner or member of any of the Persons described in clauses (i) and (ii), or (iv) any Manager or Officer of the Company, in each case whether current or former.

“Designated Individual” has the meaning set forth in the Tax Annex.

3

“Equity Securities” shall have the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof and in any event means any common stock, limited partnership interest, limited liability company interest, and any other interest or security in any Person, whether or not having the attendance right to vote for directors or similar representatives, and any and all securities or instruments (including convertible debt) of such Person convertible into or exchangeable or exercisable for (whether or not subject to contingencies or the passage of time, or both) any of the foregoing securities, including options, warrants and other rights to acquire any of the foregoing.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” of Units or other property, as the case may be, means the cash price that a Third Party would pay to acquire all of such Units (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property in an arm’s length transaction, assuming with respect to the Fair Market Value of Units that that the Company was being sold as a going concern in an orderly transaction designed to maximize proceeds therefor, and taking into account all existing circumstances, including the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, provided that no control premium, minority discount, discount for illiquidity or other similar type of discount shall be taken into consideration. Fair Market Value shall be determined by the Board in good faith; provided, that in connection with any CoC Option Transaction, the Per Unit FMV of the Units subject to such CoC Option Transaction (i) shall be determined in accordance with Section 9.4 and (ii) shall not be lower than the value per Unit implied by a total enterprise value of the Company of $850,000,000.

“Fiscal Year” means (i) the period commencing upon the date of this Agreement and ending on December 31 of the same calendar year or (ii) any subsequent 12-month period commencing on January 1 and ending on December 31.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“G-III Specified Party” means any of the Persons identified in Exhibit A-1.1

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency, law enforcement body or commission, or any court, tribunal, or arbitral or judicial body.

“Imputed Underpayment” has the meaning set forth in the Tax Annex.

1 [***]

4

“Imputed Underpayment Share” has the meaning set forth in the Tax Annex.

“Initial Public Offering” means, with respect to the Company or any Subsidiary thereof, any bona fide (a) underwritten initial public offering of Equity Securities of such Person pursuant to an effective registration statement under the Securities Act or any comparable foreign statute in which the offered securities are listed for trading on a national or equivalent securities exchange, (b) merger, consolidation, reorganization or similar business combination the result of which any class of Equity Securities of such Person is initially listed, or initially converted into securities that are listed, for trading on a national or equivalent securities exchange, including by way of an initial de-SPAC transaction, or (c) initial listing of Equity Securities of such Person on a national or equivalent securities exchange effected by means of a registration statement declared effective by the SEC (or comparable foreign regulatory authority) without an accompanying underwritten offering.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“License Agreement” means that certain License Agreement, dated as of the Effective Date, by and among the Company and G-III Leather Fashions, Inc. and G-III Apparel Canada ULC, as may be amended, supplemented or otherwise modified from time to time.

“Lock-Up Period” has the meaning set forth in Section 9.1(a).

“Marc Jacobs Brand” has the meaning set forth in the Recitals.

“Member” means any Person named as a member of the Company on Schedule 2.1 hereto (as amended from time to time in accordance with the terms hereof), and any Person admitted as an Additional Member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, in each case, in such Person’s capacity as a member of the Company, until such time as such Person has transferred or disposed of all of such Person’s Units in accordance with the provisions hereof.

“Membership Interest” means, with respect to any Member, such Member’s entire undivided economic interest in the Company, including, except as may otherwise be provided in Article VI, each item of income, gain, loss and credit and distributions of the Company, including any right of such Member to the return of Capital Contributions and any interest thereon.

“New Securities” means any (x) Equity Securities or debt securities of the Company or any Subsidiary thereof or (y) any debt securities of the Company or any Subsidiary thereof proposed to be issued to any Member or any of its Affiliates, whether or not currently authorized, other than (i) securities issued to the extent necessary in order to effect any split, distribution, merger, combination, reorganization, recapitalization or similar event approved in accordance with the applicable terms of this Agreement, so long as each holder of such issued securities has the same privileges, preferences, rights, duties, liabilities and obligations after such event as immediately prior to such event (subject to adjustment rounding for fractional interests), (ii) securities issued upon conversion, exchange or exercise of any other securities that were issued in accordance with the applicable terms of this Agreement and are converted, exchanged or exercised on the terms applicable to such securities at the time such other Equity Securities were issued or (iii) securities issued by a Subsidiary to the Company or any of its wholly owned Subsidiaries.

5

“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.

“Per Unit FMV” means the Fair Market Value of one Unit at the time of any CoC Option Transaction, determined in accordance with Section 9.4.

“Percentage Interest” means, with respect to any Member as of any date, a percentage representing the number of Units beneficially owned by such Member as of such date, divided by the aggregate number of Units then outstanding.

“Permitted Transferee” means, (a) with respect to the WHP Member, (i) the owners of the WHP Member’s equity interests receiving Equity Securities of the Company in connection with the liquidation of, or a distribution with respect to an equity interest in, the WHP Member, and (ii) any Affiliate of the WHP Member; provided, however, that in no event shall (A) the Company or any of its Affiliates or (B) any WHP Specified Party or G-III Specified Party constitute a “Permitted Transferee” of the WHP Member; and (b) with respect to the G-III Member, (i) the owners of the G-III Member’s equity interests receiving Equity Securities of the Company in connection with a liquidation of, or a distribution with respect to an equity interest in, the G-III Member and (ii) any Affiliate of the G-III Member; provided, however, that in no event shall (A) the Company or any of its Affiliates or (B) any WHP Specified Party constitute a “Permitted Transferee” of the G-III Member.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“PTP Avoidance Member” means a Person (or a Person’s regarded owner) for which (i) more than fifty percent (50%) of the value of that Person (or that Person’s regarded owner) is (or, in the case of a prospective transferee, would be) attributable to that Person’s Membership Interest, and (ii) a principle purpose of the existence of that Person (or that Person’s regarded owner) is to allow the Company to satisfy the 100 partner limitation of the private placement exception to Regulations Section 1.7704-1(h).

“Qualifying CoC” means, (a) with respect to the WHP Member, any transaction or series of transactions pursuant to which any G-III Specified Party, WHP Specified Party or any of their respective Affiliates, acquires or becomes the beneficial owner of, directly or indirectly, (i) more than fifty percent (50%) of the outstanding Equity Securities of WHP Topco or the WHP Member, whether by merger, liquidation, consolidation, reorganization, combination, sale, tender or exchange offer or otherwise, (ii) all or substantially all of the assets of WHP Topco or the WHP Member, or (iii) the right to nominate a majority of the voting power of or otherwise control the board of directors, managers or the applicable governing body of WHP Topco or the WHP Member and (b) with respect to the G-III Member, any transaction or series of transactions pursuant to which any WHP Specified Party or any of their respective Affiliates, acquires or becomes the

6

beneficial owner of, directly or indirectly, (i) more than fifty percent (50%) of the outstanding Equity Securities of G-III Apparel Group Ltd. or the G-III Member, whether by merger, liquidation, consolidation, reorganization, combination, sale, tender or exchange offer or otherwise, (ii) all or substantially all of the assets of G-III Apparel Group Ltd. or the G-III Member or (iii) the right to nominate a majority of the voting power of the Board of Directors of G-III Apparel Group Ltd.

“Regulations” has the meaning set forth in the Tax Annex.

“Related Party Transaction” means any contract (written or oral), agreement or other legally binding transaction, understanding or arrangement (including any payments or reimbursements) between the Company or any Subsidiary thereof, on the one hand, and a Member, its employees, managers or any Affiliate of WHP Topco or G-III Apparel Group Ltd., as the case may be (but excluding, for the avoidance of doubt, the Company and its Subsidiaries), on the other hand; provided, however, that none of the following shall constitute Related Party Transaction or require the approval of any Member (whether pursuant to Section 5.6 or otherwise): (i) any transaction, understanding or arrangement on terms no less favorable in any material respect to the Company or any of its Subsidiaries than the Company or such Subsidiary would reasonably be expected to obtain in a comparable arm’s length transaction or agreement with an independent third party on then prevailing market terms, as determined by the Board (including the approval of at least one G-III Manager and at least one WHP Manager); (ii) any issuance of New Securities of the Company or any of its Subsidiaries issued in accordance with this Agreement; (iii) any transaction, understanding or arrangement entered into or consummated, as applicable, on or prior to the Effective Date (including any Transaction Document) (provided, that the exception to this clause (iii) shall not apply to any amendments or modifications to such transaction, understanding or arrangement proposed following the Effective Date); or (iv) the exercise by the Company or its Subsidiaries or a Member or its Affiliates, employees, direct or indirect equity holders or managers, in each case, of any rights or remedies, or the performance of any covenants or obligations under or in respect of this Agreement or any other Transaction Document. Notwithstanding the foregoing, exercising any right or complying with any obligation under any Transaction Document (including the exercise of any right or remedy by the Company or any of its Affiliates under the Purchase Agreement or any other Transaction Document following the Closing Date (as defined in the Purchase Agreement)) (including any indemnification and contribution (or similar) obligations, issuing any securities in accordance with this Agreement, or reimbursing expenses of the Board) shall not require the consent of any Member.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the OFAC’s Specially Designated Nationals and Blocked Persons List; or (b) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

7

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax Annex” has the meaning set forth in the Tax Annex.

“Tax Items” has the meaning set forth in the Tax Annex.

“Tax Representative” has the meaning set forth in the Tax Annex.

“Third Party” means any Person other than a Member, its Affiliates or a Permitted Transferee of a Member.

“Trade Controls” means all U.S. and non-U.S. Laws relating to (a) economic, trade, and financial sanctions, including those administered and enforced by OFAC, the U.S. Department of State, and the United Nations, (b) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S. Customs and Border Protection, and the United Nations, (c) antiboycott requirements and (d) the prevention of money laundering.

“Transaction Documents” means this Agreement, the Purchase Agreement, the License Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated hereby or thereby.

“Transfer” means, in respect of any Units, any property or other assets, any direct or indirect sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and to receive dividends, distributions or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing. Notwithstanding the foregoing, (x) in no event shall any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other disposition or encumbrance of any equity interests or rights of G-III Apparel Group Ltd. or WHP Topco by its direct and indirect equityholders be deemed a Transfer by the G-III Member or the WHP Member, respectively, for any purpose under this Agreement, and (y) any pledging of Units by the WHP Member or the G-III Member to any lenders or other debt financing sources for their respective debt financing purposes shall not be (or be deemed to be) a Transfer for purposes of this Agreement; provided, for the avoidance of doubt, that upon any foreclosure or enforcement of any such pledge, the foreclosing or acquiring party shall not succeed to or otherwise acquire any rights of the pledging Member pursuant to Article V (including Section 5.6).

“Transferee” means any Person that is a transferee of all or a portion of a Member’s Units.

“Unit” means a fractional share of the Membership Interests in the Company, and shall be deemed to include any equity security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of Units, in any such case, after the date hereof.

8

“U.S. Person” means a Person that (1) is a “United States person” within the meaning of Code section 7701(a)(30) and (2) is not a “foreign person” within the meaning of Code section 1445 or a “foreign partner” of the Company within the meaning of Code section 1446.

“Valuation Firm” means a top-tier independent investment bank or financial advisory firm of nationally recognized standing with experience in the valuation of businesses similar to those of the Company and its Subsidiaries.

“WHP Specified Party” means any of the Persons identified in Exhibit A-2.2

“WHP Topco” means WH Topco, L.P., a Delaware limited partnership.

Section 1.2         Table of Definitions. The following defined terms not referenced in Section 1.1 have the meanings set forth in the Sections indicated below:

Definition	Location

Act	Recitals
Agreement	Preamble
Annual Budget	4.4
Bankruptcy Case	12.3(a)
Board	5.1
Bound Party	12.3(a)
Certificate	2.1(a)
Chairman	5.2
CoC Member	9.3(a)
CoC Notice	9.3(a)
CoC Option Notice	9.3(b)
CoC Option Transaction	9.3(a)
Company	Preamble
Company Business	Recitals
Confidential Information	12.4(a)
Conflicted Matter	5.14(b)
Consent Threshold	5.6
Continuing Budget	4.4
Designated Individual	4.4(a)(ii)
Dissolution Event	10.2(a)
Effective Date	Recitals
Equity Purchase Right	12.1(a)
Equity Purchase Units	12.1(a)
Exercising Member	12.1(d)

2 [***]

9

Definition	Location

Formation Date	2.1(a)
G-III Managers	5.2(B)(ii)
G-III Member	Preamble
Holder Indemnitors	11.6(b)
Imputed Underpayment	4.5(b)
Imputed Underpayment Share	4.5(c)
Initial Budget	4.4
Issuance Notice	12.1(b)
Joinder Agreement	2.11(a)
License Agreement Matters	5.14(b)
Liquidating Trustee	10.3
Lock-Up Period	9.1(a)
Losses	11.3(a)
Manager	5.2
Non-CoC Member	9.3(a)
Non-Purchasing Member	12.1(d)
Officers	5.13(a)
Other Business	12.3(b)
Other Member	9.5(a)
Preemptive Participants	12.1(a)
Preemptive Portion	12.1(c)
Prior Operating Agreement	Recitals
Proposed FMV	9.4
Proposed Tag-Along Transfer	9.6(b)
Purchase Agreement	Recitals
Purchase and Sale Agreement	9.6(e)
Purchase Offer	9.5(a)
Purchase Offer Notice	9.5(a)
Purchase Offer Period	9.5(a)
Reorganization Plan	12.5(b)
Representatives	12.4(a)
Sale Notice	9.5(a)
Selling Member	9.6(a)
Tag Buyer	9.6(b)
Tag Participation Notice	9.6(c)
Tag-Along Member	9.6(a)
Tag-Along Notice	9.6(b)
Tag-Along Notice Period	9.6(c)
Tag-Along Offer	9.6(b)
Tag-Along Participating Member	9.6(c)
Tag-Along Right	9.6(a)
Tax Annex	1.1
Tax Items	3
Transfer Securities	9.5(a)
Transferring Member	9.5(a)
WHP Managers	5.2(B)(i)
WHP Member	Preamble

10

Article II

FORMATION, TERM, PURPOSE AND POWERS

Section 2.1         Formation.

(a)         The Company has been formed as a Delaware limited liability company by the filing on [●], 2026 (the “Formation Date”) of a certificate of formation (as amended from time to time, the “Certificate”) in the office of the Secretary of State of the State of Delaware under and pursuant to Section 18-201 of the Act.

(b)         The Members hereby confirm the formation of the Company as a limited liability company under and pursuant to the provisions of the Act and all other pertinent Laws of the State of Delaware for the purposes and upon the terms and conditions hereinafter set forth. The parties hereto agree that their rights, duties and liabilities, and the rights duties and liabilities of any additional Member admitted to the Company in accordance with the terms hereof, shall be as provided in the Act, except as otherwise provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any provisions of the Act the compliance with which is not mandatory, the terms and conditions of this Agreement will control.

(c)         The name of each Member, together with the mailing address thereof and number of Units held thereby, shall be listed on Schedule 2.1 hereto. Each of the Members is hereby admitted as a Member of the Company. Additional Members shall be admitted as Members of the Company only in accordance with Section 2.11. The Board shall update Schedule 2.1 from time to time, as necessary to reflect accurately the information therein as known by the Board, but no such update shall modify Schedule 2.1 in any manner inconsistent with Section 2.11 or any other Section of this Agreement or the Act. Any amendment or revision to Schedule 2.1 made in accordance with this Agreement shall not be deemed an amendment to this Agreement for purposes of this Agreement, including Section 5.6(a) or Section 13.2. Any reference in this Agreement to Schedule 2.1 shall be deemed to be a reference to such Schedule as amended and in effect from time to time.

(d)         Each Officer is hereby designated as an “authorized person,” within the meaning of the Act, to execute, deliver and file, or to cause the execution, delivery and filing of, any amendments or restatements of the Certificate and any other certificates, notices, statements or other instruments (and any amendments and/or restatements thereof) necessary or advisable for the formation or the operation of the Company in all jurisdictions where the Company may elect to do business, but no such amendment, restatement or other instrument may be executed, delivered or filed unless adopted in a manner authorized by this Agreement.

Section 2.2         Name. The name of the company formed hereby is MJ Topco, LLC. The Company Business may not be conducted under any other name unless approved by the Board.

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Section 2.3         Term. The term of the Company commenced on the date of the filing of the Certificate in the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved and its affairs wound up in accordance with the Act and the terms of this Agreement.

Section 2.4         Principal U.S. Office; Registered Office and Registered Agent; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other Person as the Board may designate from time to time in the manner provided by Law. The principal office of the Company shall be at such place as the Board may designate from time to time (which may be within or outside of the State of Delaware), and the Board may designate additional offices, places of business and agents from time to time as deemed advisable.

Section 2.5         Title to Company Property. All property of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

Section 2.6         Agent for Service of Process. The Company’s registered agent for service of process in the State of Delaware shall be as set forth in the Certificate.

Section 2.7         Purpose. The purpose of the Company is to engage in (a) the Company Business and (b) any and all lawful activities in accordance with the Act that the Board deems necessary or advisable in furtherance of the Company Business.

Section 2.8         Powers of the Company. Subject to the limitations set forth in this Agreement, the Company shall possess and may exercise all of the powers and privileges granted to it by the Act, any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.7.

Section 2.9         Maintenance of Separate Existence. The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person, and shall not commingle the Company’s assets with those of any Affiliate of the Company or any other Person. In furtherance, and not in limitation, of the foregoing, the Company shall not:

(a)         fail to (i) maintain or cause to be maintained by an agent under the Company’s control physical possession of the records required to be kept under the Act, (ii) account for and manage all of its liabilities separately from those of any other Person, including payment by it of administrative expenses and taxes, other than income taxes, from its own assets or (iii) identify or cause to be identified separately all of its assets from those of any other Person;

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(b)         commingle, or permit the commingling of, its funds with the funds of any Member or any Affiliate of any Member or use its funds for other than the Company’s uses; or

(c)         maintain, or permit the maintenance of, joint bank accounts or other depository accounts to which any Member would have independent access.

Section 2.10        No Personal Liability. Except as provided by this Agreement (including Article IV) or as required by the Act, no Member nor any Manager shall be personally liable for any obligations of the Company, and no Member shall have any obligation or be required to make any Capital Contribution or loan or otherwise advance any funds to the Company.

Section 2.11        Admission of Additional Members and Transferees.

(a)         Subject to the terms and conditions of this Agreement, including Section 5.6, Article IX and Section 12.1, in connection with a Transfer or issuance of Units in accordance with the terms of this Agreement, the Board shall admit Additional Members. Such Person shall be admitted to the Company as an Additional Member upon furnishing to the Board (i) a joinder agreement, in the form attached hereto as Exhibit B (the “Joinder Agreement”), pursuant to which such Person agrees to be bound by all the terms and conditions of this Agreement, and (ii) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including entering into an investor representation agreement or such other documents as the Board may reasonably deem appropriate). Such admission shall become effective on the date on which such conditions have been satisfied and when any such admission is shown on the books and records of the Company. Upon the admission of an Additional Member in accordance with the terms hereof, Schedule 2.1 shall be amended by the Board to reflect the name, address and Units and other interests in the Company of such Additional Member.

(b)         A Transferee will be admitted as a substitute or an additional Member only if the Transfer of Units to such Transferee is made in compliance with all the terms and conditions of this Agreement. Unless otherwise specified by the Board in connection with such Transfer, any Transferee of Units in accordance with this Agreement shall succeed to the capital commitment and Capital Contributions of the Transferring Member with respect to the Transferred Units.

Section 2.12        Withdrawals. No Member may withdraw or resign from the Company, except as otherwise provided in this Agreement.

Section 2.13        No State-Law Partnership; Tax Classification. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member shall be an agent, partner or joint venturer of any other Member, for any purposes other than for U.S. federal, state and local tax purposes, and this Agreement shall not be construed to suggest otherwise. The Members intend that the Company shall be classified as a partnership for federal (and applicable state and local) tax purposes. No Person shall take any action inconsistent with such classification, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such classification.

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Section 2.14        Non-Certification of Units; Legend; Units Are Securities. Units shall be issued in non-certificated form; provided, that the Board may cause the Company to issue certificates to the Members representing the Units held by each such Member. If any Unit certificate is issued, then such certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES A UNIT REPRESENTING A MEMBERSHIP INTEREST IN MJ TOPCO, LLC.

THE MEMBERSHIP INTEREST IN MJ TOPCO, LLC REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MJ TOPCO, LLC, DATED [____], 2026, BY AND AMONG MJ TOPCO, LLC, AND EACH OF THE MEMBERS FROM TIME TO TIME PARTY THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME. THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Article III

REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member, severally but not jointly, represents and warrants to the Company as follows as of the date hereof, and continuously thereafter:

Section 3.1         Organization and Qualification. Such Member (a) is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) is duly qualified or licensed as a foreign corporation to do business, and in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that would not prevent or materially impair the performance of the actions contemplated by this Agreement or the Transaction Documents.

Section 3.2         Authority. Such Member has all necessary power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The

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execution, delivery and performance by such Member of this Agreement and the Transaction Documents and the consummation by such Member of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on its part. This Agreement and the Transaction Documents have been duly executed and delivered by such Member and constitute the legal, valid and binding obligations of such Member, enforceable against such Member in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3         No Conflict. The execution, delivery and performance by such Member of this Agreement and the Transaction Documents do not and will not (a) conflict with or violate its certificate of incorporation or bylaws or equivalent organizational documents, if applicable, (b) conflict with or violate any Law applicable to such Member or by which any property or asset of such Member is bound or affected or (c) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person or give to any Person any rights pursuant to, any contract, agreement or arrangement by which such Member is bound, except, in the case of the foregoing clauses (b) or (c), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially impair the performance of the actions contemplated by this Agreement or the Transaction Documents.

Section 3.4         Governmental Consents and Approvals. Such Member is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Member of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 3.5         Securities Representations. Such Member represents and agrees that the Units acquired pursuant hereto will be acquired for such Member’s own account, for investment, and not with a view to the distribution or resale thereof. Such Member further represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Units. Such Member understands that such Units have not been registered under the Securities Act or any state or foreign securities laws, and cannot be sold, assigned, transferred, pledged or otherwise disposed of unless so registered under the Securities Act and applicable state or foreign securities laws or unless an exemption from the registration requirements thereof is available.

Section 3.6         Tax Matters. Such Member represents that (i) it (or its regarded owner) is, and at all times will remain, a U.S. Person and (ii) it (or its regarded owner) is not a PTP Avoidance Member.

Section 3.7         Sanctions. Each Member acknowledges that the Company seeks to comply with all applicable Trade Controls. In furtherance of these efforts, each Member represents, warrants and agrees that: (i) it is not a Sanctioned Person and is not the target of economic or financial sanctions imposed, administered or enforced by the United States government, including OFAC, (ii) no commitment, Capital Contribution or payment to the Company by such Member

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and no Distribution to such Member shall cause the Company or the Board to be in violation of any applicable U.S. federal or state or non-U.S. laws or regulations, including anti-money laundering, economic sanctions, anti-bribery or anti-boycott laws or regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and the Foreign Corrupt Practices Act, (iii) all Capital Contributions or payments to the Company by such Member will be made through an account located in a jurisdiction that does not appear on the list of boycotting countries published by the U.S. Department of Treasury pursuant to Code §999(a)(3), as in effect at the time of such Capital Contribution or payment, (iv) neither such Member nor any person acting for or on behalf of such Member are or have engaged, or will engage, or are owned or controlled by any party that is or has engaged, or will engage, in activities that could result in being designated a Sanctioned Person or on any list of restricted parties maintained by the U.S. federal government and (v) it otherwise will not engage in any business or other activities that would cause the Company to be in violation of applicable Trade Controls.

Article IV

CAPITAL CONTRIBUTIONS, BUDGETS AND FUNDING

Section 4.1         Initial Capital Contributions; Additional Capital Contributions. The Members made, shall be deemed as having made, or have agreed to make, the respective Capital Contributions to the Company and were issued in exchange therefor the respective Units indicated on Schedule 2.1 hereto, as amended from time to time in accordance with the terms hereof. No Member shall be required to make any additional Capital Contributions to the Company, except as otherwise agreed to in writing by such Member.

Section 4.2         Units. All Units shall have identical rights in all respects as all other Units, except as otherwise specified in this Agreement. The Company may issue fractional Units, and all Units shall be rounded to the third decimal place. Each Member hereby agrees that its interest in the Company and in its Units shall for all purposes be personal property.

Section 4.3         Additional Units. Subject to the provisions of this Agreement, including Section 5.6 and Section 12.1, the Board shall have the right to cause the Company to issue at any time after the Effective Date, for such amount and form of consideration as the Board may determine, (a) additional Units (of the existing class or new classes or series) or other Equity Securities of the Company (including creating other classes or series thereof having such powers, designations, preferences and rights as the Board may determine), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other Equity Securities of the Company and (c) warrants, options or other rights to purchase or otherwise acquire Units or other Equity Securities of the Company, and in connection therewith, and, subject to the provisions of this Agreement, including Section 5.6 and Section 13.2, the Board shall have the power to make amendments to this Agreement as the Board in its discretion deems necessary or appropriate to give effect to such issuance. In the event additional Units shall be issued to a Member (including in connection with additional Capital Contributions pursuant to this Article IV) or to any other Person, or Units are sold or transferred to another Member or any other Person and such Person shall be admitted as a Member in accordance with the provisions of this Agreement, the Board shall amend Schedule 2.1 hereto in accordance with Section 2.1(b). Any Capital Contribution to be made by such Person in exchange for Units shall be in the form and amount determined by the Board, and the amount of such Capital Contribution, if any, shall be credited to such Person’s Capital Account.

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Section 4.4         Budgets. The initial annual budget of the Company is attached hereto as Exhibit C (the “Initial Budget”). The WHP Member shall present to the Board and the G-III Member, no later than forty-five (45) days before the end of the then-current Fiscal Year, a reasonably detailed consolidated annual budget for the upcoming Fiscal Year, which budget shall be subject to approval of the Board (following consultation with the G-III Member or the WHP Member, as applicable, in accordance with Section 5.14). If a proposed budget for a Fiscal Year is not so approved, within fifteen (15) Business Days following presentation by the WHP Member, then the Company shall operate on the prior Fiscal Year’s Annual Budget as adjusted to provide for a ten percent (10%) increase to the total expenses of the prior Fiscal Year’s Annual Budget (taking into account any costs and expenses in the then-current Annual Budget that are not applicable to such Fiscal Year in dispute) and, unless the Board subsequently agrees otherwise (following consultation with the G-III Member or the WHP Member, as applicable, in accordance with Section 5.14), such adjusted Annual Budget shall be deemed to be the Annual Budget for the Fiscal Year in dispute (as adjusted, a “Continuing Budget”); provided, that the Board shall continue to meet in good faith on a weekly basis and to consult with the G-III Member or the WHP Member, as applicable, in accordance with Section 5.14 to resolve any such disagreements until such time as an Annual Budget for such Fiscal Year is approved, at which time the Continuing Budget shall be replaced with the newly approved Annual Budget. The budget for any Fiscal Year, including the Initial Budget, and the budget for any future Fiscal Year (including any Continuing Budget, if applicable), as so approved, is referred to as the “Annual Budget.”

Section 4.5         Status of Capital Contributions.

(a)         No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in this Agreement. Except as otherwise provided herein, no Member shall be permitted to borrow, make an early withdrawal of, or demand or receive a return of any Capital Contributions. Under circumstances requiring a return of any Capital Contributions, except as otherwise expressly provided in this Agreement, no Member shall have the right to receive property other than cash.

(b)         Except as otherwise provided herein, the Members shall be liable only to make their Capital Contributions pursuant to this Article IV, and no Member shall be required to lend any funds to the Company or, after a Member’s Capital Contributions have been fully paid pursuant to this Article IV, to make any additional Capital Contributions to the Company. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member or Transferee. Notwithstanding anything in this Agreement to the contrary, the obligations of the Members hereunder shall not be, and shall not be deemed to be, a guaranty, maintenance agreement or other similar agreement, or under any circumstances utilized to satisfy the general obligations and liabilities of the Company.

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Section 4.6         Capital Accounts; Allocations. Capital Accounts shall be maintained in accordance with the Tax Annex. Allocations of income, gain, loss, deduction, and credit for all tax purposes shall be made in accordance with the Tax Annex.

Article V

GOVERNANCE

Section 5.1         Management of the Company. Subject to the terms hereof, the business and affairs of the Company shall be managed by or under the direction of a board of managers (the “Board”) which may from time to time delegate authority to the Officers or to others to act on behalf of the Company, in each case, subject to the oversight of the Board. Subject to the terms and conditions of this Agreement, including Section 5.6, the Board shall direct and exercise full supervisory control over all activities of the Company and have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including the power to bind or take any action on behalf of the Company within its scope and in accordance with this Agreement, and all powers, statutory or otherwise, possessed by managers of a limited liability company under the Laws of the State of Delaware. Each Manager is hereby designated a “manager” of the Company within the meaning of the Act. Except as otherwise required by Law, approval of any action by the Board in accordance with this Agreement shall constitute approval of such action by the Company. No Member or Manager shall have the authority individually to bind the Company in any way whatsoever.

Section 5.2         Board; Committees of the Board.

(a)         Each Member shall be entitled to appoint one or more individuals in accordance with this Section 5.2 to act on its behalf at meetings of the Board (each, a “Manager”); provided, that in no event shall the G-III Member designate any Person employed or engaged as a service provider or otherwise by any WHP Specified Party to serve as a Manager in accordance with the terms hereof, and in no event shall the WHP Member designate any Person employed or engaged as a service provider or otherwise by any G-III Specified Party or WHP Specified Party to serve as a Manager in accordance with the terms hereof. The total number of Managers on the Board shall initially be five, of whom (i) three shall be designated by the WHP Member (the “WHP Managers”) (provided, unless otherwise agreed by the WHP Member and the G-III Member, that (x) if the WHP Member ceases to hold at least fifty percent (50%) of the Units it holds as of the Effective Date, then the WHP Member shall be entitled to appoint two (2) individuals to serve as Managers, (y) if the WHP Member ceases to hold at least twenty five (25%) of the Units it holds as of the Effective Date, then the WHP Member shall be entitled to appoint one (1) individual to serve as a Manager, and (z) if the WHP Member ceases to hold at least ten percent (10%) of the Units it holds as of the Effective Date, then the WHP Member shall not be entitled to designate any Manager) and (ii) two shall be designated by the G-III Member (the “G-III Managers”) (provided, unless otherwise agreed by the WHP Member and the G-III Member, that (x) if the G-III Member ceases to hold at least twenty five (25%) of the Units it holds as of the Effective Date, then the G-III Member shall be entitled to appoint one (1) individual to serve as a Manager, and (y) if the G-III Member ceases to hold at least ten percent (10%) of the Units it holds

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as of the Effective Date, then the G-III Member shall not be entitled to designate any Manager). The WHP Managers shall select one of the Managers to serve as a chairman (the “Chairman”) who shall preside over meetings of the Board. The initial WHP Managers shall be [●], and the initial G-III Managers shall be [●]. The initial Chairman shall be Yehuda Shmidman. Notwithstanding anything to the contrary herein, upon consummation of a Qualifying CoC or the foreclosure or enforcement of a pledge contemplated by clause (y) in the definition of “Transfer”, the CoC Member or the foreclosing or acquiring party, as applicable, shall cease to have any rights to appoint any Managers to the Board or otherwise have any special consent or voting rights (including under Section 5.6) under this Article V, except for the consent rights referred to in clause (z) of the first paragraph of Section 5.6.

(b)         The Board may, in its discretion, establish one or more committees of the Board by resolution from time to time, with such responsibilities and authority as determined by the Board in the resolutions establishing such committee and such committee’s charter; provided, that (a) each such committee shall include at least one (1) G-III Manager (for as long as the G-III Member is entitled to designate a Manager pursuant to Section 5.2(a)) and at least one (1) WHP Manager (for as long as the WHP Member is entitled to designate a Manager pursuant to Section 5.2(a)), (b) a majority of the members of each such committee shall be WHP Managers (for so long as the WHP Member is entitled to designate a majority of the Managers pursuant to Section 5.2(a)), (c) a majority of the members of each such committee shall be G-III Managers (for so long as the G-III Member is entitled to designate a majority of the Managers pursuant to Section 5.2(a)), and (d) the actions of any such committee shall be expressly subject to the rights of the G-III Member or the WHP Member, as applicable, as set forth in this Agreement. No committee of the Board shall be authorized to take any action that the Board could not take itself.

Section 5.3         Meetings.

(a)         The Board shall meet no less frequently than quarterly at such place and time as shall be determined by the Chairman with at least two weeks’ prior written notice to each Manager. Special meetings of the Board shall be called at the direction of the Chairman upon not less than forty-eight (48) hours’ prior written notice, with an agenda specifying in reasonable detail the matters to be discussed at the applicable meeting; provided, the Person(s) calling any such meeting shall use commercially reasonable efforts to provide at least prior written notice of such meeting to each Manager at least one (1) week prior to such meeting; provided further, that the Company shall make such meeting available electronically pursuant to Section 5.3(c).

(b)         With respect to quarterly and other regular meetings of the Board, not less than three (3) Business Days before each such meeting, the Chairman shall deliver, or cause to be delivered, to each Manager, an agenda specifying in reasonable detail the matters to be discussed at the applicable meeting. Any Manager who wishes to have any additional matter discussed at any such meeting shall give to the Chairman and each other Manager, not less than two (2) Business Days prior to any such meeting, notice of each matter it so wishes to discuss.

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(c)         A member of the Board may participate in and act at any meeting of such Board through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section 5.3(c) shall constitute presence in person at the meeting.

(d)         Participation by any Manager in person or by any other means permitted hereunder shall be deemed to be a waiver of any notice requirement set forth in this Section 5.3.

Section 5.4         Quorum and Voting. The presence of at least a majority of the Managers, including at least one WHP Manager and at least one G-III Manager shall constitute a quorum; provided, that, notwithstanding the foregoing, in the event that a quorum for two scheduled meetings of the Board is not present due to the consecutive absences of the G-III Manager(s) (when the WHP Member has the right to designate a majority of the Managers pursuant to Section 5.2(a)) or the WHP Manager(s) (when the G-III Member has the right to designate a majority of the Managers pursuant to Section 5.2(a)), as applicable, and sufficient notice for each such meeting was provided, a quorum for the subsequently-scheduled meeting shall not require the presence of any G-III Manager or any WHP Manager, as applicable; provided, further, that such Manager’s failure to attend any such meeting of the Board shall not confer a waiver of such Manager’s or the G-III Member’s or the WHP Member’s, as applicable, approval rights set forth in this Agreement, including those under Section 5.6, which such approval shall be required for any action for which the corresponding Member’s consent is required pursuant to the terms hereof. Subject to the foregoing, if a quorum is not present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present. Except as otherwise specified in this Agreement (including the first sentence of this Section 5.4), all decisions of the Board shall be taken by the affirmative vote of a majority of the Managers present (including at least one WHP Manager, for so long as the WHP Member is entitled to designate a majority of the Managers pursuant to Section 5.2(a), and at least one G-III Manager, for so long as the G-III Member is entitled to designate a majority of the Managers pursuant to Section 5.2(a)) at a meeting at which a quorum exists, for such decision or action to be valid. At each meeting of the Board, and in each other circumstance in which the Board is authorized or directed to take any action under this Agreement, each Manager shall be entitled to cast one (1) vote. Each Manager designated by a Member may cast a vote for any other Manager designated by such Member if such Manager’s respective counterpart is absent from a meeting or unavailable for the execution and delivery of written consent in lieu thereof. In addition, each Manager designated by a Member may cast a vote on behalf of any vacant Board seat that the Member who appointed such Manager is entitled to fill.

Section 5.5         Removal of Managers; Vacancies.

(a)         A Member may at any time remove any Manager appointed by such Member pursuant to Section 5.2, with or without cause.

(b)         Except as otherwise provided in this Agreement, in the event a vacancy occurs on the Board as a result of the retirement, removal, resignation or death of a Manager designated pursuant to Section 5.2, such vacancy shall be filled by the Member who appointed the Manager creating such vacancy.

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Section 5.6         Approval Required. Notwithstanding anything in this Agreement to the contrary, if and for so long as the G-III Member or the WHP Member, as applicable, continues to own (x) at least twenty-five percent (25%) of the issued and outstanding Units of the Company, in the case of clauses (a), (b), (c), (d), (f), (g), (h), (i), (l), (m), (n), (o), (q) or (r) (or (s) to the extent relating to any of the foregoing clauses) of this Section 5.6, and (y) at least ten percent (10%) of the issued and outstanding Units of the Company, in the case of clauses (e), (j), (k), or (p) (or (s) to the extent relating to any of the foregoing clauses) of this Section 5.6 (the applicable threshold, as equitably adjusted for any split, or other recapitalization or reclassification effected after the Effective Date, a “Consent Threshold”), the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any of the following actions (whether by merger, consolidation, recapitalization or otherwise) without the prior written consent of the G-III Member or the WHP Member, as applicable (subject to the terms and conditions of the following); provided, that the prior written consent of the G-III Member or the WHP Member, as applicable shall not be required, and such Member shall cease to have any rights under this Section 5.6 (except with respect to clauses (f), (j), (k), or (p) (or (s) to the extent relating to any of the foregoing clauses)), if any (A) any WHP Specified Party or (B) solely in the case of the WHP Member, any G-III Specified Party, acquires control, directly or indirectly, of such Member:

(a)         amending, modifying, waiving, or restating any provision of this Agreement, or the organizational or governing documents of the Company or any of its Subsidiaries;

(b)         subject to Section 5.2 and Section 5.5, changing in the number of, or method of designating, Managers on the Board;

(c)         assigning, selling, contributing, leasing (which for purposes of this paragraph, specifically excludes intellectual property licensing), encumbering (including by way of any lien or security interest) or otherwise transferring or disposing of, or abandoning or letting lapse, whether by way of asset sale, stock sale, merger or otherwise, any (x) material assets of the Company or its Subsidiaries (including any material intellectual property), (y) Equity Securities or (z) business divisions in any Person, corporation, partnership, other business organization or any product line or division thereof, in one or more transactions or series of related transactions, in each case, other than (i) granting licenses in the ordinary course of business or (ii) any assignment, sale, contribution, lease, encumbrance, distribution transfer or disposition of all or any portion of the China and Japan Operating Business;

(d)         entering into a long-term (with an initial term of 20 years or more) exclusive license in a category;

(e)         sending any notice requiring additional Capital Contributions to Members;

(f)         the incurring, issuing, assuming or guaranteeing any indebtedness for borrowed money in an amount in excess of $1,000,000;

(g)         making any election that would cause the Company (or any successor entity) to be classified as a corporation for U.S. federal (or applicable state or local) income tax purposes or taking any action that would reasonably be expected to cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes;

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(h)         making any dividend or distribution with respect to, or redeeming or repurchasing, any Units, or effecting any Unit split, reorganization or other recapitalization transaction, other than (i) the distribution of Available Cash and distributions in accordance with Section 7.1, (ii) any Unit redemption, repurchase, equity split or other recapitalization transaction undertaken on a pro rata basis among all Members or (iii) as described in Section 10.2;

(i)          the initiation or consummation of any public offering (including an Initial Public Offering) of the Equity Securities of the Company or its successor, or any Subsidiary thereof, or any parent company thereof formed for the purposes thereof, pursuant to a registration statement filed under the Securities Act;

(j)          determining not to, or failing to distribute all Available Cash as of the end of each fiscal quarter to the Members in accordance with the first sentence of Section  7.1;

(k)         entering into, materially amending or modifying any Related Party Transaction;

(l)          making or committing to make any capital expenditures in excess of $1,000,000 in the aggregate in any fiscal year, to the extent not approved as part of the Initial Budget or Annual Budget in accordance with the terms hereof (including Section 5.14);

(m)         conducting any business or activity other than the Company Business or any related business or activity, or making any material change to the Company Business that is not customary for a designer brand of its nature and scope;

(n)         creating, authorizing or issuing any new class or series of Units or Equity Securities (including any phantom equity, profit sharing, or similar equity-based or linked incentive compensation), or issuing, selling, delivering, granting, transferring or encumbering, or authorizing, agreeing or committing to issue, sell, deliver, grant, transfer or encumber, any Units or Equity Securities (including any phantom equity, profit sharing, or similar equity-based or linked incentive compensation). Notwithstanding the foregoing, the consent of the G-III Member or the WHP Member shall not be required under this clause (n) if the Board determines, in good faith, that the Company and its Subsidiaries, taken as a whole, are or would reasonably be expected to become insolvent without such authorization, issuance or right, in light of the financial circumstances of the Company and its Subsidiaries, taken as a whole; provided that, for the avoidance of doubt, any Units or Equity Securities created, authorized or issued in reliance on this sentence shall be subject to the preemptive rights set forth in Section 12.1;

(o)         authorizing, approving, entering into or consummating any merger, consolidation, reorganization, recapitalization or other business combination of the Company or any of its Subsidiaries, or any acquisition of any Equity Securities of any Person;

(p)         any voluntary bankruptcy, dissolution, winding-up or liquidation of the Company or any of its Subsidiaries;

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(q)         (x) selection of or changes to the auditor of the Company or any Subsidiary, other than the appointment of any of the following accounting firms in the United States: Deloitte, PwC, E&Y, KPMG, BDO, Grant Thornton, RSM, Baker Tilly or CBIZ; provided, that any such firm shall be, and shall at all times during its engagement remain, registered with the Public Company Accounting Oversight Board (“PCAOB”); or (y) making any change in any method of financial accounting principles or practices, in each case, that would cause the Company to not be in compliance with GAAP or applicable Law (it being understood that any financial accounting principles, practices or positions that comply with GAAP shall not be restricted, by this Agreement or otherwise);

(r)         any Transfer of Units or Equity Securities of the Company or any of its Subsidiaries by the any Member entitled to designate a majority of the Managers pursuant to Section 5.2(a), that is not a Permitted Transfer, prior to the expiration of the Lock-Up Period (it being understood and agreed that such consent right over such Transfer pursuant to this clause (r) shall only apply in favor of any Member that is not entitled to designate a majority of the Managers pursuant to Section 5.2(a)); or

(s)         entering into any agreement to take any of the foregoing actions.

Section 5.7         Action without a Meeting. Any action permitted or required by the Act, the Certificate or this Agreement to be taken at a meeting of the Board or any committee designated by the Board in accordance with the terms hereof may be taken without a meeting, without prior notice and without a vote, provided that: (i) all Managers receive at least forty-eight (48) hours’ prior written notice (provided, the Person(s) sending the written notice shall use commercially reasonable efforts to provide at least seventy-two (72) hours’ prior written notice) of the action to be taken, including a copy of any proposed written consent or similar instrument, and (ii) a consent in writing (including by electronic mail), setting forth the action to be taken, is signed by the Managers holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Managers entitled to vote thereon were present and voted. With respect to clause (i) above, execution of the written consent by a WHP Manager and a G-III Manager shall constitute a waiver of such forty-eight (48) hour prior notice requirement with respect to such Manager. Notwithstanding anything to the contrary, no action by written consent shall be effective with respect to any matter requiring the prior written consent of the G-III Member or the WHP Member, as applicable, under this Agreement unless such consent has been obtained.

Section 5.8         Telephonic Meetings. Managers may participate in a meeting of the Board by means of a conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 5.9         Company Minutes. The decisions and resolutions of the Board shall be reported in minutes, which shall state the date, time and place of the meeting (or the date of the written consent in lieu of meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes shall be entered in a minute book kept at the principal office of the Company and a copy of the minutes shall be provided upon request to each Manager.

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Section 5.10        Performance of Duties; Liability of Managers and Officers.

(a)         In performing his or her duties, each Manager shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its Subsidiaries or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be made), of the following other Persons or groups: (i) one or more officers or employees of any of the Company’s Subsidiaries, (ii) any attorney, independent accountant, financial advisor, consultant or other Person employed or engaged by the Company or any of its Subsidiaries, or (iii) any other Person who has been selected by or on behalf of the Company or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence.

(b)         No individual who is a director, officer, employee, member, partner or direct or indirect owner of the Company or any of its Subsidiaries, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being a director, officer, employee, member, partner or direct or indirect owner of the Company or any combination of the foregoing.

(c)         No director, officer, employee, member, partner or direct or indirect owner of the Company or any of its Subsidiaries, or any combination of the foregoing, shall be liable to the Company or any Member for any act or omission, including any mistake of fact or error in judgment taken, suffered or made by such Person in good faith and with the belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Person, provided, that such act or omission was taken or not taken in good faith and does not constitute fraud, willful misconduct, gross negligence (as defined under Delaware law) or knowing violation of Law in the conduct of such Person’s office.

(d)         To the maximum extent permitted by applicable Law, including Section 18-1101 of the Delaware Act, or in equity, to the extent that, at law or in equity, subject to, and as limited by the provisions of this Agreement, an Officer or Manager, in the performance of his or her duties as such, owes to the Company and its Members duties (including fiduciary duties) to the Company, a Member or any other Person, such Officer’s or Manager’s duties are irrevocably waived, released and eliminated, including as may result from a conflict of interest between the Company or such Subsidiary and such Person, except with respect to acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Each Member acknowledges and agrees that in connection with such waiver, including as may result from a conflict of interest, each such Person may act in his, her or its own best interests (including his, her or its interests as a member or employee of a Member or any Affiliate of a Member). With respect to any waived conflict of interest, no Manager or Officer shall be obligated to recommend or take any action that prefers the interests of the Company or any Subsidiary over the interests of such Manager or Officer or the Members.

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Section 5.11        Reimbursements. The Company shall reimburse, upon presentation of appropriate substantiating documentation and in accordance with any policies from time to time established by the Company, all reasonable out-of-pocket expenses incurred by any Manager who is not an employee of the Company or its Subsidiaries in connection with the performance of his or her duties as a Manager (including his or her attendance at any meeting of the Board or any committee thereof). No Manager shall be entitled to receive any cash compensation for his or her services on the Board (other than expense reimbursement pursuant to the immediately foregoing sentence). Notwithstanding anything to the contrary in this Agreement, neither WHP Topco nor the WHP Member may charge, expense, allocate or otherwise pass-through to the Company or any of its Subsidiaries any payment obligation with respect to (x) the salaries or benefits or any other compensation of any Persons who are employees or full-time or exclusive service providers of WHP Topco or the WHP Member or any of their respective Affiliates (other than the Company or any of its Subsidiaries) or (y) any costs for the types of services that would customarily be contemplated under a management services agreement. Notwithstanding the foregoing, nothing shall prohibit the Company from reimbursing or paying for any reasonable and documented out-of-pocket expenses paid to third parties on behalf of the Company or incurred in connection with any services provided to the Company or any of its Subsidiaries by either Member or any of their respective Affiliates or any Persons who are employees or full-time or exclusive service providers of either Member or any of their respective Affiliates; provided, however, that the aggregate amount of such reimbursements or payments in respect of any Persons who are employees or full-time service providers of such Member or any of its Affiliates shall not exceed $150,000 per Fiscal Year.

Section 5.12        Officers.

(a)         The Company shall have employees or agents who are designated as officers, as the Board may determine from time to time (the “Officers”). The initial Officers of the Company shall be the individuals whose names are set forth on Schedule 5.13(a) hereto.

(b)         The Officers shall be subject to the authority of the Chief Executive Officer, and the Chief Executive Officer and other Officers shall be responsible for implementing the decisions of the Board and for conducting the ordinary and usual business and affairs of the Company.

(c)         The Officers shall be entitled to receive for their services to the Company such compensation as may be determined by the Board from time to time, such compensation to be paid by the Company. The Officers shall at all times be subject to the supervision and control of the Board and shall conform to policies and programs established by the Board, and the scope of the Officers’ authority shall be limited to such policies and programs. The acts of the Officers shall bind the Company when within the scope of the authority of such Officers. Except as otherwise authorized by the Board, no other Person shall have authority to bind or act for, or assume any obligations or responsibilities on behalf of, the Company. The Officers shall keep the Board informed as to all material matters of concern to the Company.

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Section 5.13        License Agreement.

(a)         Notwithstanding anything contained herein to the contrary, following the Effective Date, the Company and its Subsidiaries shall perform all of their respective obligations under and comply with the terms and conditions of the License Agreement. In no event shall any enforcement of rights by a Person pursuant to this Section 5.13(a) be duplicative of any monetary remedies available to such Person under the License Agreement.

(b)         The WHP Member will have the right to exercise sole control over any of the Company’s or its Subsidiaries’ decisions, actions or inactions with respect to the performance by the Company, enforcement and defense of the License Agreement (the “License Agreement Matters”). In furtherance of the foregoing, if the Board determines in good faith that there is a License Agreement Matter in which the interests of the Company or any of its Subsidiaries are adverse, directly or indirectly, to the interests of the G-III Member or any of its Affiliates, (each, a “Conflicted Matter”), (x) the Board shall provide to the G-III Member a written notice of the existence of such Conflicted Matter, (y) the G-III Managers shall recuse themselves from any consideration, vote or other action of the Board relating to such Conflicted Matter, and (z) the Board may take any action or inaction regarding such Conflicted Matter without the presence or affirmative vote of any G-III Managers. For the avoidance of doubt, nothing in this Section 5.13(b) shall limit any rights of the G-III Member under the License Agreement or any applicable consent rights of the G-III Member as expressly set forth in Section 5.6 and Section 5.14 herein.

Section 5.14        Consultation Rights. Prior to an Initial Public Offering, for so long as the G-III Member or the WHP Member, as applicable continues to own at least twenty-five percent (25%) of the issued and outstanding Units of the Company, the Company will reasonably consult with (and shall consider in good faith the comments and concerns of) such Member in advance of taking (or permitting any Subsidiary to take) any of the following actions:

(a)         hiring, firing or replacing the Chief Executive Officer or the Chief Financial Officer of the Company, provided, that, prior to replacing or hiring the Chief Executive Officer or the Chief Financial Officer of the Company, the Board shall provide reasonable opportunity for such Member to meet with such potential replacement Chief Executive Officer or the Chief Financial Officer candidate before he or she is hired;

(b)         adopting or amending the Annual Budget (including the Initial Budget) or business plan, or approving any material deviation to the foregoing;

(c)         making material changes or taking material actions related to the direction or management of the Marc Jacobs Brand, including (i) selection of or material transactions with licensees and brand partners, (ii) selection of or material changes to the categories of products and services sold, marketed or distributed under the Marc Jacobs Brand, (iii) change to the positioning of the Marc Jacobs Brand or the distribution or retail strategy thereof or (iv) creating, developing or marketing any sub-brand or co-brand with the Marc Jacobs Brand;

(d)         hiring or firing or entering into, terminating, amending, modifying, waiving or changing the terms of employment of Marc Jacobs; and

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(e)         any of the matters set forth on Schedule 5.14(e).

Notwithstanding anything to the contrary in this Agreement, the WHP Member and the G-III Member acknowledge and agree that the consultation rights set forth in this Section 5.14 do not represent consent rights or veto rights of such Member.

Article VI

Withholding

Section 6.1         Generally. The Company may, to the extent required by Law, deduct and withhold in respect of taxes (or other tax-related obligation of any Member) on any amount paid, distributed, disbursed, or allocated by the Company to that Member, including upon liquidation of the Company or a Member’s interest in the Company. Each Member agrees to any such withholding by the Company, including withholding to discharge obligations of the Company with respect to prior distributions, allocations, or an Imputed Underpayment Share. This Section 6.1 is binding on any Person that becomes treated as an owner of Units for U.S. federal income tax purposes on or after the date of this Agreement.

Section 6.2         Treatment of Withheld Amounts. All amounts withheld pursuant to Section 6.1 shall, except as otherwise determined by the Company, be treated as amounts distributed to such Person pursuant to the provision of this Agreement that would have applied if such amount had actually been distributed.

Section 6.3         Obligation to Fund Withholding. The Company shall satisfy any withholding obligation attributable to a Member out of that portion of Available Cash that would otherwise be distributable pursuant to Section 7.1 to such Member. If the Company determines that it has insufficient Available Cash to satisfy such withholding obligation, the Member to which the withholding is attributable shall be treated as having an Imputed Underpayment Share in the amount of the shortfall and the provisions of Section 4.5 of the Tax Annex shall apply.

Section 6.4         Special Rule for Code Section 1446(f). If any Member proposes to Transfer any Units then, unless otherwise reasonably determined by the Company, that Member shall (i) prior to or on the effective date of such Transfer, have delivered to the Company a duly completed and validly executed IRS Form W-9 certifying, among other matters, a complete exemption from U.S. federal backup withholding tax, or other documentation establishing a valid exemption from withholding pursuant to Code section 1446(f), or (ii) ensure that, contemporaneously with the Transfer, the transferee of such Units properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Code section 1446(f) (and promptly provide evidence to the Company of such withholding and remittance). In connection with any such Transfer, the transferor and transferee of such interest shall agree to jointly and severally indemnify and hold harmless the Company against any loss (including taxes, interest, penalties, and any related expenses) arising out of any failure to comply with the provisions of this Section 6.4.

Section 6.5         Former Members; Survival Amendment. For purposes of this Article VI, the term “Member” shall include a former Member. The obligations of each Member and former Member under this Article VI shall survive the Transfer by such Member of its Units (or withdrawal by a Member or redemption of a Member’s Units) and the dissolution of the Company until ninety (90) days after the applicable statute of limitations.

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Article VII

DISTRIBUTIONS

Section 7.1         Distributions. Subject to the provisions of Section 18-607 of the Delaware Act, Section 5.6 and the following sentences of this Section 7.1, the Board may, in its sole discretion, make distributions at any time or from time to time; provided, that, unless otherwise approved in writing by the G-III Member (for so long as the WHP Member is entitled to designate a majority of the Managers pursuant to Section 5.2(a)) or the WHP Member (for so long as the G-III Member is entitled to designate a majority of the Managers pursuant to Section 5.2(a)), the Company shall distribute all Available Cash as of the end of each fiscal quarter of the Company to the Members reasonably promptly (and in any event within ten (10) Business Days) following the end of such fiscal quarter. All distributions made pursuant to this Agreement shall be made to the Members ratably in accordance with their Percentage Interests, and shall come with a reasonably detailed statement prepared by the Board indicating the Board’s calculation of Available Cash in connection with such distribution.

Section 7.2         Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units. For the avoidance of doubt, all distributions in respect of a transferred Unit (or part thereof) shall take into account distributions previously made (or deemed to be made) such that the aggregate distributions made in respect of such Unit (or part thereof) shall be the same as if no Transfer occurred.

Section 7.3         Distributions In-Kind. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 7.1.

Article VIII

INFORMATION RIGHTS

Section 8.1         Financial Statements; Inspection Rights.

(a)         Subject to the terms and conditions of this Agreement, the Company shall provide the following financial information to each Member at the times hereinafter set forth:

(i)          as soon as reasonably practicable, but in any event within seventy-five (75) days after the end of each Fiscal Year, (A) a balance sheet as of the end of such year, (B) statements of income and of cash flows for such year, and (C) a statement of stockholders’ equity as of the end of such year, all such financial statements prepared in accordance with GAAP and audited and certified by any of the following accounting firms in the United States: Deloitte, PwC, E&Y, KPMG, BDO, Grant Thornton, RSM, Baker Tilly or CBIZ, or such other independent public accounting firm as is mutually agreed upon by the Members, provided, that any such firm shall be, and shall at all times during its engagement remain, registered with the PCAOB;

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(ii)         as soon as reasonably practicable, but in any event within forty (40) days after the end of each quarter of each Fiscal Year, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments; and (B) not contain all notes thereto that may be required in accordance with GAAP);

(iii)         as soon as reasonably practicable, but in any event within thirty (30) days after the end of each calendar month, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal quarter-end and year-end audit adjustments; and (B) not contain all notes thereto that may be required in accordance with GAAP) of the Company and its Subsidiaries; and

(iv)         such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as the G-III Member or the WHP Member may from time to time reasonably request, for as long as each such Member holds at least twenty (20%) of the issued and outstanding Units of the Company.

(b)         Each Member shall provide to the Company upon request tax basis information about assets contributed by it to the Company and such other tax information as reasonably requested by the Company and reasonably necessary for it to prepare its financial reports or any tax returns.

(c)         The Company shall use commercially reasonable efforts to provide to each Member (i) after the end of each Fiscal Year, no later than March 1st of the subsequent Fiscal Year, an estimated draft Schedule K-1, (ii) after the end of each Fiscal Year, by the earlier of (x) August 1st or (y) within ten (10) days after the filing by the Company of the Company’s federal tax return (IRS Form 1065), a final copy of Schedule K-1 of IRS Form 1065, in the case of each of clauses (i) and (ii), reporting that Member’s allocable share of Net Profits, Net Losses and other Tax Items (in each case, as defined in the Tax Annex) for such Fiscal Year, and (iii) from time to time, such additional information as such Member may reasonably request for tax purposes, including for purposes of filing an IRS Form 5471 or any similar filing with respect to any Subsidiary of the Company. In accordance with Rev. Proc. 2012-17 (the relevant provisions of which are incorporated by reference), each Member hereby consents to receive each Schedule K-1 in respect of the Member’s Membership Interest in the Company through electronic delivery. This consent applies to each Schedule K-1 required to be furnished to the Member by the Company after this consent is given.

(d)         Inspection Rights.

(i)          For as long as the G-III Member or the WHP Member owns at least twenty-five percent (25%) of the issued and outstanding Units of the Company, during normal business hours and upon reasonable prior notice by such Member, the Company shall provide such Member and its duly authorized representatives reasonable access to the senior executives, books and records of the Company and its Subsidiaries for any purpose germane to its investment, in each case in a manner as to not unreasonably interfere with the operations of the Company or any of its Subsidiaries.

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(ii)         For as long as the G-III Member or the WHP Member owns at least 40% of the Units it holds as of the Effective Date, such Member may, during regular business hours with at least ten (10) Business Days’ advance notice, and the Company shall provide reasonable access so that such Member may inspect or (no more than twice per year) audit the Company’s books of account and records and examine any or all documents and materials of the Company reasonably related to this Agreement, in each case in a manner as to not unreasonably interfere with the operations of the Company or any of its Subsidiaries; provided that such Member shall not be entitled to inspect, audit or examine any information to the extent that access to, or receipt of, such information would, upon the advice of outside counsel, adversely affect any attorney-client or work product privilege of the Company; provided, further, that the Company shall use commercially reasonable efforts to provide such information in a manner that does not jeopardize such privilege or protection.

(e)         Notwithstanding anything to the contrary in this Article VIII, in connection with a Qualifying CoC, the CoC Member shall cease to have any rights to information or inspection of the Company and its Subsidiaries set forth in this Article VIII (other than in respect of the deliverables contemplated by Section 8.1(a)(i), Section 8.1(a)(ii), Section 8.1(a)(iii) and Section 8.1(c)).

Article IX

TRANSFER OF UNITS

Section 9.1         Certain Restrictions on Transfer or Encumbrance.

(a)         During the thirty-six (36) month period following the Effective Date (the “Lock-Up Period”), except as otherwise provided in this Article IX, no Member may Transfer any Units without the prior written consent of the other Members, other than a Transfer (i) to a Permitted Transferee, or (ii) with the prior written consent of (x) the Board and (y) the G-III Member or the WHP Member, in each case, to the extent required by this Agreement (including Section 5.6). In no event shall any Member Transfer any Units to a WHP Specified Party or, in the case of a Transfer by the WHP Member or its Permitted Transferees, to a G-III Specified Party, in each case without the prior written consent of the other Member. Notwithstanding anything in this Agreement to the contrary (but subject to the immediately preceding sentence prohibiting a Transfer to a G-III Specified Party or WHP Specified Party absent the prior written consent of the applicable Member), unless the WHP Member and the G-III Member otherwise agree in writing, no Member shall Transfer any Units during the Lock-Up Period, other than Transfers to Permitted Transferees. Following the Lock-Up Period, any Transfer by a Member (other than a Transfer to a Permitted Transferee) shall be subject to the Purchase Offer provisions set forth in Section 9.5 and the Tag-Along Rights set forth in Section 9.6.

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(b)         Notwithstanding anything in this Agreement to the contrary, no Units shall be Transferred: (A) if such Transfer would cause a significant risk that the Company becomes (I) a “publicly traded partnership” as such term is defined in section 7704(b) of the Code, (II) subject to the provisions of the Investment Company Act of 1940, as amended, or (III) subject to the “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended; (B) to any Person who lacks the legal right, power or capacity to own such Units; (C) if the Board reasonably determines based on the written advice of outside legal counsel that such Transfer (I) is prohibited by applicable Law or (II) would require the prior consent of any Governmental Authority without which completing such Transfer would have adverse consequences on the Company or any of its Subsidiaries, and such prior consent has not been obtained as of the date when such Transfer would otherwise be effective; (D) to any Person who is a Sanctioned Person or a Person that is acting in violation of anti-corruption Laws, Trade Controls or sanctions; (E) to any Person who derives a material portion of its revenue from a country that is the subject of sanctions; (F) if such Transfer would require the registration of the Transferred Units pursuant to applicable securities Laws; or (G) to any Person which is a party to an ongoing material litigation with, and is adverse therein to, Company or any of its Subsidiaries, unless with respect to this clause (G) only, otherwise consented to by the Board.

(c)         Each Person to whom any Unit is Transferred in accordance with the provisions of this Agreement (including this Article IX) shall agree in writing to be bound by the provisions of this Agreement as a holder of such Units by execution of a Joinder Agreement. Upon compliance with this Section 9.1 and entry into such Joinder Agreement, such Person shall be admitted as an Additional Member entitled to all the rights of a Member with respect to such Unit, and Schedule 2.1 attached hereto shall be amended to reflect the name, address and Units of such Additional Member.

(d)         If any Permitted Transferee to which a Member Transfers Units pursuant to Section 9.2(a) ceases to be a Permitted Transferee of such Member pursuant to the definition of “Permitted Transferee,” such Person shall reconvey such Units to such transferring Member immediately before such Person ceases to be a Permitted Transferee of such transferring Member; provided, that if such change of status is not known until after its occurrence, the former Permitted Transferee shall make such Transfer to such Transferring Member as soon as practicable after the former Permitted Transferee receives notice thereof.

(e)         Following a Transfer of any Unit that is permitted under this Article IX, the Transferee of such Unit shall be treated as having made all of the Capital Contributions in respect of, and received all of the allocations and distributions received in respect of, such Unit, and shall receive allocations and distributions under Article VII and Article X in respect of such Unit as if such transferee were a Member. Any Member that Transfers any Units shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges under this Agreement with respect to such Units.

Section 9.2         Transfer Fees and Expenses; Closing Date of Transfers

(a)         The transferor and Transferee of any Units shall be jointly and severally obligated to reimburse the Company for all reasonable and documented expenses (including attorneys’ fees and expenses) incurred by or on behalf of the Company in connection with any Transfer or proposed Transfer, whether or not consummated.

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(b)         Prior to any Transfer (including any Transfer to a Permitted Transferee) shall be effective, the Member and the transferee shall both provide the Company with the documentation described in Section 6.4.

(c)         Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee complies with the requirements of this Agreement.

Section 9.3         Change of Control Option.

(a)         If a Member or an Affiliate thereof enters into an agreement with respect to, or otherwise intends to consummate, a Qualifying CoC with respect to the applicable Member (such Member, a “CoC Member”), then the CoC Member shall promptly (but in any event, at least thirty (30) days prior to the closing of such Qualifying CoC) deliver to the other Member (the “Non-CoC Member”) written notice (the “CoC Notice”) of the same, which notice shall include the number of Units then owned by the CoC Member. Upon receipt of the CoC Notice, the Non-CoC Member will have a non-transferable option to purchase from the CoC Member, at the election of the Non-CoC Member, (i) 100% of the aggregate number of issued and outstanding Units of the Company held by the CoC Member or (ii) 25% (but not less than 25%) of the aggregate number of issued and outstanding Units of the Company, in each case, for the Per Unit FMV of such Units at such time, determined in accordance with Section 9.4 (a “CoC Option Transaction”).

(b)         No later than twenty (20) days after such delivery of the CoC Notice by the CoC Member to the Non-CoC Member, the Non-CoC Member may, at its sole election, deliver a written notice to the Company and the CoC Member (the “CoC Option Notice”), which will state or otherwise include confirmation that the Non-CoC Member elects to exercise its right to engage in a CoC Option Transaction. The CoC Option Notice shall be an irrevocable election to purchase the number of Units specified in such notice at the Per Unit FMV, which shall be finally determined in accordance with Section 9.4. If the Non-CoC Member does not deliver a CoC Option Notice to the Company within twenty (20) days of delivery of the CoC Notice or otherwise elects not to exercise the right to engage in a CoC Option Transaction, then the right to engage in the CoC Option Transaction will be deemed to have lapsed and expired in its entirety; provided, that in the event of a termination of a definitive transaction agreement in respect of such Qualifying CoC or the cessation of discussions among the potential parties to such Qualifying CoC, the CoC Member shall provide reasonably prompt notice to the Non-CoC Member in respect thereof, which shall void any CoC Option Notice with respect to such Qualifying CoC; provided, that and any subsequent Qualifying CoC will once again be subject to the terms of this Section 9.3.

(c)         The closing of the purchase of the CoC Option Transaction shall take place promptly (and in any event within 60 days) following a final determination of the Per Unit FMV in accordance with Section 9.4, or as promptly as practicable thereafter to the extent required to

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obtain regulatory approvals (if any). Notwithstanding anything herein to the contrary, in no event shall the closing of the CoC Option Transaction delay the closing of the Qualifying CoC. The aggregate purchase price paid for the Units in connection with a CoC Option Transaction shall be due and payable in cash in full at the closing of the CoC Option Transaction. During the period between the delivery of the CoC Option Notice and the closing of the CoC Option Transaction, the Non-CoC Member and the CoC Member shall negotiate, in good faith, definitive documentation with respect to the acquisition of the Units set out in the CoC Option Notice, which definitive documentation shall, in any case: (A) provide that there shall be no conditions to the closing of the CoC Option Transaction other than as required to obtain regulatory approvals (if any), which for the avoidance of doubt, shall not delay the closing of the Qualifying CoC; (B) only require the CoC Member to provide representations and warranties with respect to the CoC Member’s due organization and existence, power and authority, non-contravention, enforceability, ownership of Units free and clear of all liens, the absence of litigation in respect of such acquisition transaction and the absence (or satisfaction) of any obligation to brokers, finders or similar representatives; (C) not require the CoC Member or any of its Affiliates to enter into any restrictive covenants (including any non-competition, non-solicitation, non-hire or similar covenants) other than customary confidentiality covenants; and (D) include a general release of claims (with respect to the Units purchased) from each of the CoC Member and the Non-CoC Member in its respective capacity as a holder of Units.

(d)         Upon the consummation of a Qualifying CoC, irrespective of the exercise of the right to engage in a CoC Option Transaction, (x) the Non-CoC Member shall assume sole control of the Board, and (y) the CoC Member shall cease to have any rights to (i) designate any Managers pursuant to Section 5.2, (ii) information or inspection of the Company and its Subsidiaries set forth in Article VIII (other than in respect of the deliverables contemplated by Section 8.1(a)(i), Section 8.1(a)(ii), Section 8.1(a)(iii) and Section 8.1(c)), (iii) consent under Section 5.6 (except with respect to clauses (f), (j), (k), or (p) thereof (or (s) to the extent relating to any of the foregoing clauses), which shall survive) or (iv) the consultation rights set forth in Section 5.14. The COC Member and Non-CoC Member shall enter into any necessary amendments to this Agreement to reflect such changes in governance and information rights. Upon the consummation of a Qualifying CoC, without regard to whether the Non-CoC Member exercised any of its rights under this Section 9.3 with respect to such Qualifying CoC, such CoC Member’s rights pursuant to this Section 9.3 shall terminate with respect to any subsequent Qualifying CoC of the Non-CoC Member.

Section 9.4         Per Unit FMV. In connection with any CoC Option Transaction pursuant to which a Non-CoC Member has delivered a CoC Option Notice to a CoC Member, the Non-CoC Member shall, within fifteen (15) days following delivery of the CoC Option Notice, deliver to the CoC Member its good faith calculation of the Per Unit FMV (the “Proposed FMV”). If the CoC Member and the Non-CoC Member fail to agree upon the Proposed FMV within fifteen (15) days following delivery by the Non-CoC Member of the Proposed FMV, then the Per Unit FMV shall be determined as follows:

(a)         Each of the Non-CoC Member, on the one hand, and the CoC Member, on the other hand, shall, within fifteen (15) days of the conclusion of such 15-day period, engage one Valuation Firm for purposes of determining Per Unit FMV (with all fees and expenses of each such Valuation Firm being borne by the Member that engaged such Valuation Firm), and direct each such Valuation Firm to determine Per Unit FMV in good faith in accordance with the definition thereof and deliver its calculation of Per Unit FMV to the Members not later than thirty (30) days from the date of such engagement.

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(b)         If the difference between the larger value and the smaller value determined by the Valuation Firms in accordance with Section 9.4(a) is (A) less than 10% of the smaller value, the Per Unit FMV will be the arithmetic mean of the larger value and the smaller value, or (B) 10% or more of the smaller value, the two Valuation Firms will appoint, within fifteen (15) days of the determination of the values by the two Valuation Firms, a third Valuation Firm (with all fees and expenses of such third Valuation Firm being borne 50% by the Non-CoC Member and 50% by the CoC Member) to determine the Per Unit FMV, and the Per Unit FMV will be the arithmetic mean of the value determined by such third Valuation Firm (which such determination will be made within thirty (30) days of its appointment) and the value determined by either of the first two Valuation Firms that is closest to the value determined by such third Valuation Firm.

Section 9.5         Purchase Offer.

(a)         Prior to an Initial Public Offering, and from and after the expiration of the Lock-Up Period, prior to any Transfer pursuant to Section 9.1(a) by any Member (such transferring Member, the “Transferring Member”) of any Units in the Company to any Person (other than the Company) in one transaction or a series of related transactions, the Transferring Member shall deliver to the other Member (the “Other Member”) written notice of such proposed Transfer (the “Sale Notice”), which shall state the total number of Units proposed to be Transferred (the “Transfer Securities”), including the number of each class of Units proposed to be Transferred. The Other Member may, within ten (10) Business Days of receipt of the Sale Notice (the “Purchase Offer Period”), deliver to the Transferring Member a Purchase Offer Notice, constituting an offer to purchase all, but not less than all, of the Transfer Securities. For the purposes hereof, a “Purchase Offer Notice” shall mean a written notice which (i) states the purchase price that the Other Member is offering to pay for the Transfer Securities and (ii) includes an acquisition agreement containing the terms upon which the Other Member is willing to purchase the Transfer Securities (which terms shall not include any conditions to closing, other than required governmental approvals, if any). Any Purchase Offer Notice shall constitute an irrevocable binding offer by the Other Member to purchase the Transfer Securities at the price and on the terms set forth therein for a period of forty (40) Business Days following the date thereof (such offer, the “Purchase Offer”).

(b)         If the Other Member delivers a Purchase Offer Notice in accordance with Section 9.5(a), the Transferring Member may, in its sole discretion, accept the Purchase Offer by delivering written notice of such acceptance to the Other Member, together with a countersigned copy of the definitive acquisition agreement, within ten (10) Business Days following the date of the Purchase Offer Notice. If a Purchase Offer is accepted, the transactions contemplated by such Purchase Offer shall be consummated on the date set forth in the notice of acceptance of such Purchase Offer, which date shall be no sooner than five (5), nor later than twenty (20), Business Days (as may be extended to satisfy governmental approvals or any other approvals necessary for the Transferring Member to consummate such Purchase Offer) after acceptance of such Purchase

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Offer. In the event that the Other Member delivers a Purchase Offer Notice in accordance with Section 9.5(a), and the Transferring Member elects, in its sole discretion, not to accept the Purchase Offer, then the Transferring Member may Transfer all, but not less than all, of the Transfer Securities at a price per Unit higher than, and on other terms and conditions not materially less favorable to the Transferring Member, taken as a whole, than those set forth in the Purchase Offer Notice, but subject to compliance with Section 9.6, within one hundred eighty (180) days (subject to extension to the extent necessary to obtain any regulatory approvals) following the expiration of the Purchase Offer Period.

(c)         If the Other Member fails to deliver a Purchase Offer Notice in accordance with Section 9.5(a) prior to the expiration of the Purchase Offer Period, (i) the Other Member shall be deemed to have waived any and all of its rights under this Section 9.5 in respect of the Transfer Securities described in the Sale Notice, and (ii) the Transferring Member may Transfer all, but not less than all, of the Transfer Securities, but subject to compliance with Section 9.6, within one hundred eighty (180) days (subject to extension to the extent necessary to obtain any regulatory approvals) following the expiration of the Purchase Offer Period.

Section 9.6         Tag-Along Rights.

(a)         Prior to an Initial Public Offering, and from and after the expiration of the Lock-Up Period, subject to prior compliance with Section 9.5, any Transfer pursuant to Section 9.1(a) by any Member (the “Selling Member”) of any Units in the Company to any Person in one transaction or a series of related transactions shall be subject to the right (the “Tag-Along Right”) of the other Member (the “Tag-Along Member”) to include in such Transfer up to a pro rata portion of such Tag-Along Member’s Units, determined as set forth in Section 9.6(d), on the same terms and conditions as such Selling Member. For the avoidance of doubt, the Transferring Member’s failure to accept a Purchase Offer shall not preclude the availability of the Tag-Along Right with respect to the Transferring Member’s Units, as set forth in this Section 9.6.

(b)         If any Selling Member proposes a Transfer of Units subject to a Tag-Along Right (a “Proposed Tag-Along Transfer”), such Selling Member shall first comply with Section 9.5 and (i) obtain a bona fide written offer (the “Tag-Along Offer”) from the proposed purchaser (the “Tag Buyer”) for the purchase of such Units, and (ii) provide written notice of such Proposed Tag-Along Transfer (the “Tag-Along Notice”) to the Tag-Along Member, which notice shall state (A) the total number of Units proposed to be Transferred in the Proposed Tag-Along Transfer, including the number of each class of Units proposed to be Transferred, (B) the purchase price per Unit to be paid by the Tag Buyer, including form of consideration, (C) the identity of the Tag Buyer, (D) the intended date of such Proposed Tag-Along Transfer and (E) all other material terms and conditions of the Proposed Tag-Along Transfer and the number of Units that the Tag-Along Member may sell to the Tag Buyer assuming for purposes of such calculation that the Tag-Along Member exercises its Tag-Along Right in full.

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(c)         The Tag-Along Member may exercise its Tag-Along Right by providing written notice of such exercise, specifying the number of Units to be Transferred by such Member (such notice, the “Tag Participation Notice”), to the Selling Member within ten (10) Business Days after receipt of the Tag-Along Notice (the “Tag-Along Notice Period” and any such Tag-Along Member who elects to exercise the Tag-Along Right, a “Tag-Along Participating Member”). If the Tag-Along Member does not provide the Tag Participation Notice within the Tag-Along Notice Period, then such Tag-Along Member shall be deemed to have rejected the offer made pursuant to the Tag-Along Notice and declined to exercise its Tag-Along Rights under this Section 9.6.

(d)         Each Tag-Along Participating Member may include in the Proposed Tag-Along Transfer up to a number of Units equal to the product obtained by multiplying (i) the aggregate number of Units subject to the Proposed Tag-Along Transfer by (ii) a fraction, (x) the numerator of which is the number of Units owned by such Tag-Along Participating Member immediately before consummation of the Proposed Tag-Along Transfer and (y) the denominator of which is (A) the total number of Units owned, in the aggregate, by all Tag-Along Participating Members immediately prior to the consummation of the Proposed Tag-Along Transfer, plus (B) the total number of Units owned, in the aggregate, by the Selling Member. To the extent one or more Tag-Along Participating Members exercise such right of participation in accordance with the terms and conditions set forth herein, the number of Units that the Selling Member may sell in the Proposed Tag-Along Transfer shall be correspondingly reduced. Within five (5) Business Days after the end of the Tag-Along Notice Period, the Selling Member shall notify each Tag-Along Participating Member of the number of Units held by such Tag-Along Participating Member that will be included in the Proposed Tag-Along Transfer and also how many Units held by the Selling Member will be included in the Proposed Tag-Along Transfer.

(e)         The Tag-Along Participating Members agree that the terms and conditions of any Proposed Tag-Along Transfer in accordance with this Section 9.6 will be memorialized in, and governed by, a written purchase and sale agreement among the Selling Member, the Tag-Along Participating Members and the Tag Buyer (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Tag-Along Participating Members further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any Transfer in accordance with this Section 9.6; provided that the Selling Member and the Tag-Along Participating Members shall be treated identically on a per Unit basis and any indemnification obligations in a sale of Units by a Tag-Along Participating Member shall be several and not joint.

(f)         The Tag Buyer shall have thirty (30) days, commencing on the day following the expiration of the Tag-Along Notice Period, in which to purchase from the Selling Member and the Tag-Along Participating Member(s) the number of Units determined pursuant to this Section 9.6; provided, that if there are any regulatory conditions to consummate such purchase that are not satisfied during such thirty (30)-day period, then the Selling Member and the Tag Buyer may agree to extend such date for an additional sixty (60) days. The terms and conditions of such sale, including price and form of consideration, shall be as set forth in the Tag-Along Notice, and the timing of such sale of all Units shall be contemporaneous. If, at the end of such thirty (30)-day period (as such period may be extended pursuant to the prior sentence), the Tag Buyer has not completed the purchase of all the Units proposed to be sold, then this Section 9.6 shall continue to be in effect with respect to all such Units as if no Tag-Along Notice had been given with respect thereto.

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Article X

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 10.1        No Dissolution or Partition. To the fullest extent permitted by applicable Law, each Member covenants that, except upon a Dissolution Event, it will not apply for a decree of dissolution, or seek the appointment by a court of a liquidator for the Company. Each Member waives, until termination of the Company, any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 10.2        Dissolution Events.

(a)         The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):

(i)          at any time there are no Members;

(ii)         with the approval of the Board following the Transfer of all or substantially all of the assets of the Company;

(iii)         at any time with unanimous approval of all Members; or

(iv)         the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)         The death, retirement, resignation, Bankruptcy or dissolution of a Member shall not cause a termination, winding up or dissolution of the Company, and, subject to the foregoing provisions of this Section 10.2, the Company shall continue in existence subject to the terms of this Agreement.

Section 10.3        Notice of Dissolution. Upon the dissolution of the Company, the Board or such other Person or Persons approved by the Members holding a majority of the remaining Units to carry out the winding up of the Company (the “Liquidating Trustee”) shall promptly notify the Members of such dissolution.

Section 10.4        Liquidation.

(a)         Upon dissolution of the Company, the Liquidating Trustee shall commence to wind up the Company’s affairs in an orderly manner. Each Member shall be furnished with an audited statement that shall set forth the assets and liabilities of the Company as of the date of dissolution. Each Member shall pay to the Company all amounts then owing by it to the Company. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

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(i)          First, to creditors of the Company (including holders of Units that are creditors to the extent otherwise permitted by Law), in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to holders of Units; and

(ii)         Second, to the Members as if such amount were distributed in accordance with Section 7.1.

(b)         To the extent that the Liquidating Trustee determines that any or all of the assets of the Company shall be sold, such assets shall be sold, as promptly as practicable, in a commercially reasonable manner. For purposes of making the liquidating distributions required by this Section 10.4(b), the Liquidating Trustee may determine whether to distribute all or any portion of the assets of the Company in kind or to sell all or any portion of the assets of the Company and distribute the proceeds therefrom.

(c)         The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

Section 10.5        Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Units in the manner provided for in this Article X, and the Certificate shall have been cancelled in the manner required by the Act.

Section 10.6        Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance upon dissolution or termination of the Company or otherwise.

Article XI

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.1        Liability.

(a)         Except as otherwise expressly required by this Agreement, the Certificate, the Act or any other applicable provision of Law, all debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company or of any other Member solely by reason of being a Covered Person.

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(b)         Except as otherwise expressly required by this Agreement, the Certificate, the Act or any other applicable provision of Law, a Member shall have no liability in excess of (i) the amount of its Capital Contributions, (ii) its share of any assets and undistributed profits of the Company, (iii) its obligation to make other payments expressly provided for in this Agreement, if applicable to such Member and (iv) the amount of any distributions not properly distributed to it in accordance with this Agreement and the Act.

Section 11.2        Exculpation. To the fullest extent permitted by applicable Law, no Covered Person shall be liable to the Company or any other Person that is a party to this Agreement or is otherwise bound hereby for any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, unless a court of competent jurisdiction in a final, non-appealable judgment on the merits has determined that the Covered Person engaged in fraud, gross negligence, willful misconduct or criminal activity with respect to the matter in question.

Section 11.3        Indemnification by the Company.

(a)         To the fullest extent permitted by applicable Law, the Company shall indemnify each Covered Person for all losses, damages, liabilities, deficiencies, claims, interest, awards, judgment, penalties, costs and expenses (including, subject to the terms and conditions hereof, reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred by such Covered Person by reason of (i) any claim or demand made by any Person arising out of or resulting from any act or omission on the part of the Company, including the breach or failure to perform any agreement or covenant made by the Company and (ii) any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by or in accordance with this Agreement, except that no Covered Person shall be entitled to be indemnified (x) in respect of any Losses which a court of competent jurisdiction in a final, non-appealable judgment on the merits has determined is primarily attributable to the fraud, gross negligence, willful misconduct or criminal activity of such Person with respect to the matter in question, (y) in connection with any action, suit or proceeding commenced by such Covered Person (including by way of a counterclaim) unless the commencement of the action, suit or proceeding (or part thereof) by such Covered Person was approved in writing by the WHP Member and the G-III Member or commenced against such Covered Person by the Company or any Subsidiary thereof, or (z) if (A) such Covered Person in its capacity as an equityholder, officer or employee brings suit against the Company or its Affiliates (whether as a direct suit or a counterclaim) or (B) such Covered Person in its capacity as an equityholder, officer or employee is sued by the Company or its Affiliates; provided, however, that any indemnity under this Section 11.3 shall be provided out of and to the extent of Company assets only, and no other Covered Person shall have any personal liability on account thereof. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did or did not act in any particular manner, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. The indemnification provided for herein shall continue as to an individual who has ceased to be a Covered Person and shall inure to the benefit of the heirs, legatees, executors and administrators of a Covered Person.

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(b)         In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any Losses shall arise in respect of which indemnity may be sought by a Covered Person pursuant to Section 11.3(a), such Covered Person shall promptly notify the Company thereof in writing. The failure to provide notice, however, shall not release the Company from any of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure.

(c)         The Company shall have the right, exercisable subject to the approval of the disinterested Managers, to participate in and control the defense of any such claim, demand, action, suit or proceeding and, in connection therewith, to retain counsel reasonably satisfactory to such Covered Person, at the Company’s expense, to represent each Covered Person and any others the Company may designate in such claim, demand, action, suit or proceeding. The Company shall keep such Covered Person advised of the status of such claim, demand, action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by such Covered Person with respect thereto.

(d)         In any such claim, demand, action, suit or proceeding, any Covered Person shall have the right to retain its own counsel at its own expense; provided, however, that the fees and expenses of such Covered Person’s counsel shall be at the expense of the Company if (A) the Board (including the approval of at least one G-III Manager and at least one WHP Manager) and such Covered Person shall have mutually agreed to the retention of such counsel, (B) the Company shall have failed, within a reasonable time after having been notified of the existence of an indemnified claim, to assume the defense of such indemnified claim or (C) the named parties to any such claim, demand, action, suit or proceeding (including any impleaded parties) include both the Company and such Covered Person and representation of both parties by the same counsel would be inappropriate in the judgment of such Covered Person (as evidenced by an opinion of counsel) due to actual or potential differing interests between them and the Company shall have failed, within a reasonable time after having been notified of such Covered Person’s objection under this clause (C) to such joint representation, to retain counsel for such Covered Person reasonably satisfactory to such Covered Person. It is understood that the Company shall not, in respect of the legal expenses of any Covered Person, in connection with any claim, demand, action, suit or proceeding or related claims, demands, actions, suits or proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel reasonably satisfactory to the Company) for all such Covered Persons and that all such fees and expenses shall be reimbursed as they are incurred; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of a Covered Person (as evidenced by an opinion of counsel) for the same counsel to represent such Covered Person and any other Covered Person, then such Covered Person shall be entitled to retain its own counsel, in each jurisdiction for which the Covered Person reasonably determines counsel is required, at the expense of the Company.

(e)         The Company shall not be liable for any settlement of any claim, demand, action, suit or proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(f)         As necessary or useful to the defending party in effecting the foregoing procedures, the parties shall cooperate in the execution and delivery of agreements, instruments and other documents and in the provision of access to witnesses, documents and property (including access to perform interviews, physical investigations or other activities).

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(g)         No amendment or repeal of any of the provisions of this Agreement shall limit or eliminate the benefits provided to Covered Persons under this Article XI.

(h)         The Members hereby acknowledge that certain Covered Persons have or may have certain rights to indemnification, advancement of expenses or insurance provided by the WHP Member or G-III Member or certain of their respective Affiliates (collectively, the “Holder Indemnitors”). The Members hereby agree (i) that the Company is the indemnitor of first resort (i.e., its obligations to the Covered Persons are primary and any obligation of the Holder Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Covered Person are secondary), (ii) that the Company shall be required to advance the full amount of expenses incurred by such Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Delaware Act (or any other agreement between the Company and such Covered Persons), without regard to any rights such Covered Persons may have against the Holder Indemnitors, and (iii) that the Company irrevocably waives, relinquishes and releases the Holder Indemnitors from any and all claims against the Holder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Members further agree that no advancement or payment by the Holder Indemnitors on behalf of any Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company shall affect the foregoing and the Holder Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Persons against the Company. The Members agree that the Holder Indemnitors are express third-party beneficiaries of the terms of this Section 11.3(h).

Section 11.4        Advancement of Expenses. To the fullest extent permitted by applicable Law, the Company shall advance, from time to time, expenses (including attorneys’ fees) actually and reasonably incurred by a Covered Person in defending any Third Party claim, demand, action, suit or proceeding prior to the final disposition thereof, upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if a court of competent jurisdiction in a final, non-appealable judgment on the merits has determined that the Covered Person is not entitled to be indemnified therefor as authorized in this Article XI.

Section 11.5        Reliance. A Covered Person that is not an officer or employee of the Company or any Subsidiary thereof shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by a Person as to matters such Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the Company’s assets or liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to a Member might properly be paid.

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Section 11.6        Insurance. The Company shall maintain insurance, at its expense, and shall cause each of its Subsidiaries to maintain insurance at such Subsidiary’s expense, on its own behalf and on behalf of any Covered Person against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such Person against such liability under Section 11.3. Each of the WHP Member and the G-III Member shall have the right to review such insurance, and upon request, be provided a copy of such insurance. Notwithstanding the foregoing, for so long as the WHP Managers collectively hold a majority of the voting power of the Board, the Company shall be deemed to have satisfied its obligations under this Section 11.6 if WHP Topco or any of its Subsidiaries maintains a directors’ and officers’ liability insurance that provides coverage to the Covered Persons and such insurance expressly includes the Company and its Subsidiaries as covered Persons under such insurance; provided, that WHP Topco and its Subsidiaries shall continue to maintain such directors’ and officers’ liability insurance until such time that the Company binds its own directors’ and officers’ liability insurance policy.

Section 11.7        Non-Exclusivity of Rights. The rights conferred on any Covered Person by this Article XI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate, this Agreement, other agreement, vote of Members or disinterested Managers or otherwise.

Section 11.8        Representation, Warranties and Covenants of Members. Each Member expressly acknowledges and agrees that the indemnification provided under this Article XI is intended to apply to Covered Persons only in respect of their specific capacities as Covered Persons of the Company. Notwithstanding anything in this Agreement to the contrary, each Member shall be solely responsible to the Company and the other Members for breach of any representation or warranty made or any covenant or obligation undertaken by such Member in this Agreement. In the event of any such breach, the Company or the non-breaching Members, as the case may be, shall be entitled to pursue all remedies against the breaching Member available to such party at law or in equity arising as a consequence of such breach.

Article XII

OTHER AGREEMENTS

Section 12.1        Right to Purchase New Securities.

(a)         The Company hereby grants to each Member (the “Preemptive Participants”) the right to purchase its Preemptive Portion (calculated in accordance with Section 12.1(c)) of all or any part of New Securities that the Company or any Subsidiary thereof may, from time to time, propose to sell or issue (the “Equity Purchase Right”) following the date hereof. The number of New Securities that the Members may purchase pursuant to this Section 12.1(a) shall be referred to as the “Equity Purchase Units.” The Equity Purchase Right provided in this Section 12.1(a) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security, and not to the conversion or exchange pursuant to its terms or exercise thereof.

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(b)         The Company shall give written notice (the “Issuance Notice”) of a proposed issuance or sale described in Section 12.1(a) to the Preemptive Participants at least fifteen (15) days prior to the proposed issuance or sale. The Issuance Notice shall set forth the material terms and conditions of such proposed transaction, including (i) the number or amount and description of the New Securities proposed to be issued, (ii) the proposed issuance date and (iii) the proposed purchase price per New Security.

(c)         The total number of New Securities that each Preemptive Participant shall be entitled to purchase shall be equal to the product of (i) the total number of New Securities to be issued by the Company or the applicable Subsidiary on the applicable issuance date and (ii) a fraction (A) the numerator of which is the number of Units beneficially owned by such Preemptive Participant immediately prior to such issuance and (B) the denominator of which is the total number of Units outstanding on such date immediately prior to such issuance (the “Preemptive Portion”). At any time during the 15-day period following the receipt of an Issuance Notice, the Preemptive Participants shall have the right to elect irrevocably to purchase their Preemptive Portion of the Equity Purchase Units at the purchase price set forth in the Issuance Notice, and upon the other terms and conditions specified in the Issuance Notice, by delivering a written notice to the Company. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice.

(d)         Each Preemptive Participant exercising its right to purchase its respective portion of the Equity Purchase Units in full (an “Exercising Member”) shall have a right of over-allotment such that if any other Member fails to exercise its right hereunder to purchase its full Preemptive Portion of New Securities (a “Non-Purchasing Member”), such Exercising Member may purchase all or any part of such securities by giving written notice to the Company within ten (10) days from the date that the Company provides written notice of the amount of New Securities as to which such Non-Purchasing Members have failed to exercise their Equity Purchase Rights hereunder; provided, that in the event there are two or more such Exercising Members that choose to exercise the last-mentioned option for a total number of remaining Units in excess of the number available, the remaining Units available for purchase under this Section  12.1(d) shall be allocated among such Exercising Members pro rata based on the number of New Securities such Exercising Members elected to purchase pursuant to Section  12.1(c).

(e)         If any Preemptive Participants or Exercising Members fail to exercise fully their Equity Purchase Rights within the periods described above and after expiration of the 10-day period for exercise of the over-allotment provisions pursuant to Section  12.1(d), the Company shall be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which Exercising Members failed to exercise the option set forth in this Section  12.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided, that (i) such issuance or sale is closed within ninety (90) days after the expiration of the 10-day period described in Section  12.1(d) and (ii) the price at which the New Securities are issued must be equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals. In the event that the Company has not sold such New Securities within said 90-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Members in the manner provided in this Section  12.1.

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Section 12.2        Further Assurances. Each of the Members hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of the competent Governmental Authorities. Each of the parties shall cooperate with the other parties when required in order to effect the transactions contemplated hereunder.

Section 12.3        Waiver of Fiduciary Duties; Corporate Opportunities.

(a)         Notwithstanding any other provision of this Agreement or any duty otherwise existing at Law or in equity, to the maximum extent permitted by applicable Law, this Agreement is not intended to, and does not, create or impose any implied duty (including, without limitation, any fiduciary duty and, for purposes of clarity, any prohibition on usurping opportunities of the Company or its Subsidiaries) otherwise existing at Law or in equity on any of the Managers, any officer, any Member or any Covered Person. To the fullest extent permitted by applicable Law, and notwithstanding any duty otherwise existing at Law or in equity, each of the Company, its Subsidiaries, the Managers, the Members, and any other person or entity that is a party to or is otherwise bound by this Agreement (including, without limitation, (a) the Company or its Subsidiaries in its capacity as a debtor or debtor in possession in a bankruptcy case commenced under 11 U.S.C. (a “Bankruptcy Case”), (b) any successor to the Company or its Subsidiaries in a Bankruptcy Case or otherwise, including, without limitation, a trustee, a litigation trust or estate representative, including, without limitation, a representative under 11 U.S.C. section 1123(a)(5), and (c) any creditor or committee of creditors or equityholders seeking or obtaining standing to assert claims of the estate in a Bankruptcy Case) (each of the foregoing, a “Bound Party”) hereby expressly waives all fiduciary duties and, for purposes of clarity, any prohibition on usurping opportunities of the Company or any of its Subsidiaries, that absent such waiver, may be implied at law or in equity or otherwise owed to a Bound Party, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Covered Persons are only as expressly set forth in this Agreement.

(b)         The Members and the Company expressly acknowledge and agree that Covered Persons may engage in material business transactions with the Company and its Subsidiaries and that Covered Persons may serve as officers, managers, directors or employees of the Company and its Subsidiaries. The Members and the Company further acknowledge and agree that (i) the Covered Persons are permitted to have, and may presently or in the future have, investments or other business relationships with, or prospective investment or business opportunities in respect of, Persons and businesses that are engaged or may in the future become engaged in the Company Business or businesses that are similar, complementary to or that, directly or indirectly compete with the Company Business other than through the Company and its Subsidiaries (an “Other Business”), (ii) the Covered Persons have and may develop investment, strategic, financial or other relationships with Other Businesses that are and may be competitive or complementary with the Company or its Subsidiaries, (iii) the

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Covered Persons have and may in the future develop or receive reports, business plans, budgets, financial statements and other information of or about Other Businesses that may be material or relevant to the Company and its Subsidiaries, (iv) none of the Covered Persons will be prohibited, by virtue of their direct or indirect investments in the Company or its Subsidiaries or his or her or any other Covered Person’s service to the Company or its Subsidiaries (whether as a result of service on the Board or any board of directors (or any committees thereof) of any Subsidiary or otherwise), or any of their receipt, custody or control of Confidential Information about the Company or its Subsidiaries, from pursuing and engaging in any such activities in respect of Other Businesses, (v) none of the Covered Persons will have any type of duty, or otherwise be obligated in any manner, to disclose, inform or present the Board, the Company, its Subsidiaries, any committees or any officers of any such opportunity, relationship or investment with respect to any Other Business, even if such opportunity, relationship or investment is material or relevant to the Company, its Subsidiaries or the Board, (vi) none of the Members, the Company or its Subsidiaries will acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein by the Covered Persons and (vii) the involvement of the Covered Persons in any Other Business will not constitute a conflict of interest by such Persons with respect to the Company or the Members (or any direct or indirect parent entity of such Members) or any of the Company’s Subsidiaries.

(c)         Each Member expressly acknowledges and agrees that, notwithstanding any duty otherwise existing at Law or in equity: (i) each Covered Person has the right to, and shall have no duty (contractual, fiduciary or otherwise) not to, directly or indirectly engage in the same or similar business activities or lines of business as the Company and its Subsidiaries, including those deemed to be competing with the Company and its Subsidiaries; and (ii) in the event that any Covered Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or its Subsidiaries or any other Member, such Covered Person shall have no duty (contractual, fiduciary or otherwise) to communicate or present such corporate opportunity to the Company or its Subsidiaries or any Member, as the case may be, and shall not be liable to the Company or its Subsidiaries or any Member or any of their respective Affiliates by reason of the fact that such Covered Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to the Company or its Subsidiaries or any Member.

Section 12.4        Confidential Information.

(a)         Except as otherwise provided in this Section 12.4, from the date hereof until two (2) years after ceasing to hold any Units, each Member (i) shall, and shall cause its Affiliates and its and their respective directors, officers, managers, employees, agents, auditors, and financial and other advisors (collectively, “Representatives”) to, maintain in strictest confidence the terms of this Agreement and any and all information relating to the Company and its Subsidiaries or the other Members that is proprietary to the Company and its Subsidiaries or such other Member, as applicable, or otherwise not available to the general public, irrespective of the form of the information, including, without limitation, information concerning the properties, employees, finances, businesses and operations of the Company and its Subsidiaries or of the other Members and all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a receiving Member or its Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by

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such Member (“Confidential Information”), (ii) shall not disclose, and shall cause its Representatives not to disclose, Confidential Information to any Person other than to the other Members and the Company and (iii) shall not use, and shall cause its Representatives not to use, Confidential Information other than in connection with the business of the Company and its Subsidiaries.

(b)         Notwithstanding Section 12.4(a):

(i)          any Member may disclose Confidential Information to the extent consented to by the Board, acting unanimously and, if applicable, the Member(s) to whom such Confidential Information relates;

(ii)         any Member may disclose Confidential Information for bona fide business purposes on a strict “need to know” basis to its Affiliates, its board of directors (or equivalent governing body), its Representatives and its lenders; provided, that in each such case, each such Person agrees to be bound by the terms of this Section 12.4;

(iii)         following the Lock-Up Period, any Member may disclose Confidential Information to a Person considering a possible purchase of such Member’s Units, so long as prior to any such disclosure such other Person agrees to be bound by the terms of this Section 12.4. Such disclosure may include reasonable due diligence investigation of the Company upon the request of any Member for such purpose, provided, that (1) such disclosure, to the extent it requires an inspection of the books of account or other business records of the Company, occurs during normal business hours of the Company and does not unreasonably interfere with the normal operations of the Company and (2) the requesting Member shall reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company in connection with such investigation;

(iv)         any Member may disclose Confidential Information to the extent necessary to assert any right or defend any claim arising under this Agreement;

(v)         any Member may disclose Confidential Information to the extent such disclosure is required by Law or legal process (including pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange or national quotation system on which any securities of such Member are listed or traded);

(vi)         any Member may disclose Confidential Information to its (i) accountants, tax advisors, and any relevant Governmental Authorities and (ii) direct and indirect owners, in each case, as may be necessary or helpful to advance any tax compliance obligations (including any tax reporting obligations, such as the provision of Schedule K-1 to any Member’s direct or indirect owners) or tax planning of that Member or its direct or indirect owners;

(vii)         the G-III Member, in connection with its public company reporting obligations or activities, may (x) disclose high-level business information (to the extent not containing competitively sensitive information) to respond to questions or provide a summary or update relating to, or otherwise discuss, the Company, this Agreement and any related transactions or events, including in connection with calls or meetings with analysts, investors or attendees of any industry conference or in any investor presentation, and (y) file this Agreement as an exhibit

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to any filing with the SEC or any comparable regulatory authority to the extent required or advisable under applicable securities Laws; provided, that with respect to any filing pursuant to clause (y), the G-III Member shall, to the extent reasonably practicable, consult with the other Members and the Company in advance regarding the proposed form of such filing, consider in good faith any comments or proposed redactions, and use commercially reasonable efforts to seek confidential treatment for any provisions reasonably identified by the other Members or the Company as competitively sensitive or proprietary; and

(viii)        any Member may disclose Confidential Information to the extent legally compelled to do so under the terms of a subpoena, order, civil investigative demand or similar process issued by a Governmental Authority; provided, however, that prior to any such disclosure, such Member shall, to the extent legally permissible: (A) promptly notify the Board of the existence, terms and circumstances surrounding such request; (B) consult with the Board regarding the advisability of taking legally available steps to resist or narrow such disclosure; (C) furnish only that portion of the Confidential Information that, in the opinion of independent counsel for such Member, such Member is legally compelled to disclose; and (D) cooperate with the Board (or any other Person having an interest in the Confidential Information) to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information;

provided, however, that in no event shall any Member knowingly and intentionally disclose any Confidential Information to a WHP Specified Party or, in the case of the WHP Member only, a G-III Specified Party without prior written approval of the non-disclosing Member.

(c)         Any Member providing Confidential Information to any other Person in accordance with Section 12.4(b)(ii) or (iii) shall be liable to the Company and the other Members for, and shall indemnify and hold harmless the Company and the other Members from and against, any and all Losses sustained or incurred by the Company and such other Members arising out of or otherwise resulting from the disclosure of such Confidential Information to such other Person or the disclosure by such other Person of Confidential Information in violation of the applicable confidentiality agreement.

(d)         Notwithstanding Section 12.4(b), neither the Company nor any Member shall disclose or provide any Confidential Information to any Person if such disclosure or provision is prohibited by any agreement between the Company and any Person (including any Member or Affiliate thereof and other than this Agreement).

(e)         The provisions of Section 12.4(a) shall not apply to, and Confidential Information shall not include:

(i)          any information that is or has become generally available to the public other than as a result of disclosure by a Member (or any Affiliate or Representative thereof) in breach of any of the provisions of this Section 12.4;

(ii)         any information that has been independently developed by a Member (or any Affiliate or Representative thereof); provided, that it is developed entirely from sources other than Confidential Information and otherwise without violating any of the provisions of this Agreement or any other similar agreement to which such Member (or any Affiliate or Representative thereof) is bound; or

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(iii)         any information made available to a Member (or any Affiliate or Representative thereof) on a non-confidential basis by any Third Party who is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company, another Member (or any Affiliate or Representative thereof) or any other Person.

(f)         The obligations of each Member under this Section 12.4 shall survive indefinitely, notwithstanding the termination of the Company, such Member’s Transfer of its Units, the withdrawal by such Member from the Company and/or any Person ceasing to be an Affiliate of such Member.

Section 12.5        Initial Public Offering; Registration Rights.

(a)         In connection with any Initial Public Offering that has been approved in connection with this Agreement, each Member shall be required to take all actions reasonably determined by the Board as may be necessary or desirable in order to consummate the Initial Public Offering, including voting in favor thereof, entering into all customary agreements that may be required in connection therewith (including customary lock-up and indemnity agreements), entering into customary registration rights agreement and taking all such other actions in furtherance thereof.

(b)         In the event that the Board determines that it would be advisable for the Company to convert or reorganize into the corporate form of organization in order to complete an Initial Public Offering of the successor corporation, the Board shall, on behalf of the Company, formulate a plan of conversion or reorganization (the “Reorganization Plan”) to effectuate such conversion; provided that, the Board will use commercially reasonable efforts, at the Company’s cost and expense, to structure any such conversion or reorganization of the Company into corporate form in a tax efficient (or, where available, a tax-free or tax-deferred) manner for all Members, including effecting a conversion of the Company to corporate form, effecting an “UP-C” transaction with a “tax receivable agreement” or similar transaction structure, or causing the public offering of the stock of an existing or newly-formed subsidiary (including by causing an existing or newly formed subsidiary that is a corporation for U.S. federal income tax purposes to be the Initial Public Offering “vehicle” issuing equity securities in the Initial Public Offering and whose primary asset would consist of membership interests of an existing or newly formed subsidiary that is classified as a partnership for U.S. federal income tax purposes). Subject to this Section 12.5, each Member shall take whatever reasonable action is required under such Reorganization Plan to effect the transactions contemplated therein.

Article XIII

GENERAL PROVISIONS

Section 13.1        Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses.

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Section 13.2        Amendments and Waivers. Except as otherwise expressly provided in this Agreement, this Agreement may be amended, modified, or waived only with the approval of the Board; provided, that no amendment or modification of any provision of this Agreement that would (x) adversely affect the rights or obligations of a Member specifically granted such rights by name, title, or defined term or by reference to the Units (including the quantity or relative proportion of Units) owned by such Member shall be effective without the prior written consent of such Member or (y) materially, adversely and disproportionately affect the rights or obligations of a Member as compared to other Members owning the same class or type of Units shall be effective without the prior written consent of such Member. Notwithstanding the foregoing, amendments may be made to this Agreement from time to time by the Board without the consent of any Member to the extent necessary to: (a) correct any typographical or similar ministerial errors, (b) delete or add any provision of this Agreement required to be so deleted or added by any applicable Law, (c) take such actions as may be necessary (if any) to ensure that the Company will be treated as a partnership for federal income tax purposes, (d) admit or substitute Members whose admission or substitution has occurred in accordance with this Agreement and has already received the requisite approval in accordance with this Agreement and (e) update Schedule 2.1, Members and Capital Contributions and effectuate such technical and other amendments, supplements and modifications to this Agreement as may be required to reflect the admission of new or substituted Members or effect the issuance of additional Units pursuant to Section 4.3 so long as the applicable underlying change or action giving rise to the amendment was consummated in accordance with the terms of this Agreement and received the requisite approvals.

Section 13.3        Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise (provided no “bounce back” or similar message of non-delivery is received with respect thereto), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered, if to the Company, to the address set forth below, or if to any Member, to the addresses set forth in Schedule 2.1 hereto, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the WHP Member, to:

WHP Investments, LLC

530 Fifth Avenue, 12th Floor

New York, NY 10036

Attention: [***]

Email: [***]

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with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Saee Muzumdar; Maxwell Ball

Email: smuzumdar@gibsondunn.com; mball@gibsondunn.com

If to the G-III Member, to:

G-III Apparel Group, Ltd.

512 7th Ave

New York, New York 10018

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Jeffrey Marell; Edward T. Ackerman

Email: jmarell@paulweiss.com; eackerman@paulweiss.com

Section 13.4        Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Each ownership threshold (including any Consent Threshold) set forth in this Agreement shall be deemed equitably adjusted for any split, reverse split, combination, in-kind equity distribution, recapitalization, reclassification or similar transaction effected after the Effective Date.

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Section 13.5        Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents constitute the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 13.6        No Third-Party Beneficiaries. Except as provided in Article XI, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Without limiting the foregoing, any obligation of the Members to make Capital Contributions to the Company under this Agreement is an agreement only between the Members, and no other person or entity shall have any rights to enforce such obligations.

Section 13.7        Restrictions on Other Agreements. Since the Formation Date and following the date hereof, no Member or any of its, her or his Permitted Transferees has entered into or agreed to be bound by, or shall enter into or agree to be bound by, any agreement or arrangement of any kind with any Person with respect to any Units, except pursuant to the agreements expressly permitted hereunder.

Section 13.8        Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware.

Section 13.9        Dispute Resolution. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement or the Company or its operations, each of the Members and the Company unconditionally accepts the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction, any state or federal court located in the State of Delaware, and in each case the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the Members agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by applicable Law, service of process may be made by delivery provided pursuant to the directions in Section 13.3. To the fullest extent permitted by applicable Law, the Members hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any claim, controversy or dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such claim, controversy or dispute. Each of the Members agrees that a final and unappealable judgment in any such claim, controversy or dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment, or in any other manner provided by applicable Law.

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Section 13.10    Successors, Assigns and Transferees. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Member without the prior written consent of the Board, and any such assignment without such prior written consent shall be null and void, except in connection with any Transfer of Units permitted under Article IV or Article IX. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 13.11    Enforcement. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event any provision of this Agreement was not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled (in addition to any other remedies available to them) to the remedies of specific performance and injunctive relief (without bond or other security being required and without the necessity of proving the inadequacy of money damages) to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 13.12    Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 13.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 13.14    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 13.15    Electronic Signature. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g. DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.

Section 13.16    No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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Section 13.17    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Member covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or equity holder of any Member or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or equity holder of any Member or of any Affiliate or assignee thereof, as such, for any obligation of any Member under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[COMPANY]

By:
Name:
Title:

[WHP MEMBER]

By:
Name:
Title:

[G-III MEMBER]

By:
Name:
Title:

[Signature Page to IPCo Operating Agreement]

TAX ANNEX

Article I
TAX ANNEX; INTERPRETATION

Section 1.1         Partnership Agreement. This annex to the Agreement (the “Tax Annex”) shall be considered part of the Agreement for all purposes and, for U.S. federal income tax purposes, shall be treated as part of the “partnership agreement” as described in Code section 761(c) and Treas. Reg. §§ 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

Section 1.2         Interpretation. Except as otherwise specified or required by context, references to “Sections” in this Tax Annex are to sections of this Tax Annex. Terms that are capitalized but not defined in this Tax Annex have the meanings given to them in the Agreement. Except as otherwise specified or required by context, if a capitalized term is defined in both the Agreement and this Tax Annex, the definition in this Tax Annex shall control. When used in this Tax Annex, (i) the word “including” means “including without limitation,” and (ii) as required by context, the singular includes the plural and vice versa.

Article II
TAX-RELATED GOVERNANCE MATTERS

Section 2.1         Tax Actions. Except as otherwise expressly provided in this Tax Annex, and subject to Section 5.6(g) of the Agreement, all Tax Actions shall be made, taken, or determined by the Company in its sole reasonable discretion in good faith in accordance with this Article II.

Section 2.2         No Independent Actions or Inconsistent Positions. No Member shall (i) independently act with respect to tax matters, including audits, litigation, and controversies, in each case affecting or arising from the Company, including with respect to the procedures described in Code section 6225(c), or (ii) treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Member by or on behalf of the Company, unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a)(1) of the Code.

Section 2.3         Other Tax Laws. The provisions of this Tax Annex (and the tax-related provisions of the Agreement) with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as reasonably determined by the Company.

Section 2.4         No Deficit Restoration Obligation. No Member shall be required to contribute capital (or make any other payment) to the Company as a result of a deficit balance in that Member’s Capital Account.

Article III
ALLOCATIONS AND CAPITAL ACCOUNTS

Section 3.1         Allocations. Each Allocation Period, after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Allocation Period and after giving effect to the allocations set forth in Section 3.2 for the Allocation Period, Net Profits and Net Losses shall be allocated among the Members in a manner such that, after such allocations have been made, each Member’s Capital Account balance (which may be a positive, negative, or zero balance) will equal, as nearly as possible (proportionately), (a) the amount that would be distributed to each such Member, determined as if the Company were to (i) sell all of its assets for their Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to nonrecourse liabilities, to the Asset Values of the assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to Section 7.1 of the Agreement, minus (b) the sum of (x) such Member’s share of the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Member is obligated (or is deemed for U.S. tax purposes to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Allocation Period. Notwithstanding the foregoing or anything to the contrary in this Tax Annex, but subject to Sections 3.2 and 3.3, at any time before a sale, initial public offering, Qualifying CoC, or other disposition of all (or substantially all) of the assets of, or equity interests in, the Company, all allocations of Net Profits and Net Losses (other than items described in clause (vi) of the definition thereof) shall be made in accordance with the Member’s Percentage Interests.

Section 3.2         Priority Allocations.

(a)         Minimum Gain Chargeback, Qualified Income Offset, and Stop Loss Provisions. Each of (i) the “minimum gain chargeback” provision of Treas. Reg. § 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treas. Reg. § 1.704-2(i)(4), (iii) the “qualified income offset” provision in Treas. Reg. § 1.704-1(b)(2)(ii)(d), and (iv) the requirement in the “flush language” immediately following Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Member’s Capital Account is hereby incorporated by reference as a part of this Tax Annex. The Company shall make such allocations as are necessary to comply with those provisions and shall make any determinations with respect to such allocations (to the extent consistent with clauses (i)–(iv) of the preceding sentence).

(b)         Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Period shall be allocated to the Members as determined by the Company.

(c)         Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Period shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

(d)         Special Basis Adjustments. The amount of any adjustment required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m) shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) in connection with the complete liquidation of a Member’s interest and such gain or loss shall be allocated to the Members in accordance with their interests in the Company if Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made if Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

(e)         Ameliorative Allocations. Any allocations made (as well as anticipated reversing or offsetting allocations to be made) pursuant to Section 3.2(a)-(d) shall be taken into account in computing subsequent allocations pursuant to this Tax Annex, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Tax Annex shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Tax Annex if those allocations had not occurred.

Section 3.3         Other Allocation Rules.

(a)         In General. Except as otherwise provided in this Section 3.3, for U.S. federal income tax purposes, each Company item of income, gain, loss, deduction, and credit (collectively, “Tax Items \t "3.3(a)”) shall be allocated among the Members in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated for purposes of allocating Net Profits or Net Losses, including items allocated under Section 3.2) is allocated pursuant to Section 3.1 and Section 3.2.

(b)         Code Section 704(c) Allocations. Notwithstanding any provision of Section 3.3(a) to the contrary, in accordance with Code section 704(c)(1)(A) (and the principles of that section) and Treas. Reg. § 1.704-3, Tax Items with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company property to the Company for U.S. federal income tax purposes and its value as so determined at the time of the contribution and/or revaluation of Company property. In making those allocations, the Company shall be permitted to use any methods and/or conventions permitted under Treas. Reg. § 1.704-3. Allocations pursuant to Section 3.3(a) and this Section 3.3(b) shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss, or other items, pursuant to any provision of this Tax Annex.

(c)         Modification of Allocations. The allocations set forth in Section 3.1 and Section 3.2 are intended to comply with certain requirements of the Regulations. The Company shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Profits and Net Losses pursuant to this Tax Annex in order to comply with Code section 704 or applicable Regulations. If the Company reasonably determines an allocation, other than the allocations that otherwise would be made pursuant to this Tax Annex, would more appropriately reflect the Members’ interests in the Company, the Company may, in its discretion, make such more appropriate allocations.

(d)         Allocations in Respect of Varying Interest. If any Member’s interest in the Company varies (within the meaning of Code section 706(d)) within a Allocation Period, whether by reason of a Transfer of a Unit, redemption of a Unit by the Company, or otherwise, Net Profits and Net Losses for that Allocation Period shall be allocated so as to take into account such varying interests in accordance with Code section 706(d) using the daily pro ration method and/or such other permissible method, methods, or conventions selected by the Company. Unless otherwise determined by the Company, in the case of a Transfer, the Company shall use the method, methods, or conventions selected by the transferor to the extent such method, methods, or conventions comply with Code section 706.

(e)         Allocation of Liabilities Under Code Section 752. Notwithstanding anything in the Agreement or this Tax Annex to the contrary, no Member will take, or permit any Affiliate to take, any action that would change the allocation of liabilities for purposes of Code section 752 without the consent of the Company.

(f)         Allocations Related to Non-Compensatory Options. If, as a result of an exercise of a non-compensatory option (as defined in Treas. Reg. § 1.721-2(f)), a Capital Account reallocation is required under Treas. Reg. § 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treas. Reg. § 1.704-1(b)(4)(x).

Section 3.4         Capital Accounts. A separate Capital Account shall be established and maintained for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv). The Company may maintain Capital Account sub-accounts for different classes of Units, and any provisions of this Tax Annex pertaining to Capital Account maintenance shall apply, mutatis mutandis, to those sub-accounts.

Article IV
TAX RETURNS; INFORMATION; AUDITS

Section 4.1         Company Tax Returns. The Company shall cause to be prepared and timely filed (taking into account available extensions) all federal, state, local, and non-U.S. tax returns of the Company for each year for which such returns are required to be filed and shall determine the appropriate treatment of each Tax Item of the Company and make all other determinations with respect to such tax returns.

Section 4.2         Information to Be Provided by Members to Company.

(i)          Notice of Audit or Tax Examination. Each Member shall notify the Company within five (5) days after receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information related to the Company by U.S. federal, state, local, or other tax authorities. The Tax Representative shall keep the Members reasonably informed of the progress of any income tax audit or examination of the Company relating to the Company’s IRS Form 1065 (or any similar state or local forms) (each, a “Flow-Through Tax Audit”), including providing copies of all material filings or submissions in connection therewith.

(ii)         Other Relevant Tax Information. Each Member shall provide to the Company, upon request, information about the tax basis of assets contributed by it to the Company, such other tax information as is reasonably requested by the Company to allow the Company to prepare its financial reports or any tax returns, and such other information as the Company requests that is reasonably necessary to the Company.

Section 4.3         Member Tax Returns. Notwithstanding anything to the contrary in this Tax Annex or any right to information under the Act, with respect to the financial statements or tax returns of a Member or its Affiliates, none of the Company, the other Member, such other Member’s Affiliates or any of their respective Representatives, shall be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Company, between the Members, or involving any other Persons).

Section 4.4         Tax Representative.

(a)         Appointment and Replacement of Tax Representative.

(i)          Tax Representative. The Company hereby initially designates the Company to serve as the Tax Representative. If the Company does not or cannot act as the Tax Representative, the Company shall designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of that Person, or require that Person to resign.

(ii)         Designated Individual. If the Tax Representative is not an individual, the Company shall appoint a “designated individual” for each taxable year (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”). The Tax Representative may remove, replace, or revoke the designation of that individual, or require that individual to resign.

(iii)         Approval by Members. Each Member agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence the appointments or designations of the Tax Representative and Designated Individual, including statements required to be filed with the tax returns of the Company in order to give effect to the designation of the Tax Representative or Designated Individual.

(b)         Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, and other applicable guidance. If a Person other than the Company is the Tax Representative, the Tax Representative shall in all cases act solely at the direction of the Company. The Tax Representative may delegate its authority under this Section 4.4(b) to another person, including the Designated Individual. Any such delegate shall act solely at the direction of the Company.

(c)         Costs and Indemnification of Tax Representative and Designated Individual. The Company shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by applicable Law, the Tax Representative or Designated Individual for all reasonable out-of-pocket costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Company.

Section 4.5         Tax Audits.

(a)         Determinations with Respect to Audits and Other Tax Controversies. Except to the extent otherwise required by applicable Law and subject to Section 4.6, the Company (acting directly and/or through the Tax Representative or Designated Individual) shall have the sole authority to make all decisions and determinations with respect to, and shall have sole authority with respect to the conduct of, tax audits or other tax controversies with respect to the Company, and any action taken by the Company (acting directly and/or through the Tax Representative or Designated Individual) in connection with any such audits or controversies shall be binding upon the Company and the Members. No Member shall take any action or make any filing inconsistent with the actions of the Company and/or the Tax Representative.

(b)         Determinations with Respect to Certain Audit-Related Elections. Subject to Section 4.6, the Company (acting directly and/or through the Tax Representative) shall have the sole authority to determine whether to cause the Company to make any elections in connection with tax audits and other tax controversies, including a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code section 6225) (an “Imputed Underpayment”), and the election “out” under Code section 6221(b).

(c)         Responsibility for Payment of Tax; Former Members.

(i)          Imputed Underpayment Share. To the extent the Company is liable for any Imputed Underpayment, the Company shall determine the liability of the Members for a share of such Imputed Underpayment, taking into account the relevant facts and circumstances and the actions and status of the Members (including those described in Code section 6225(c)) (such share, an “Imputed Underpayment Share”).

(ii)         Payment of Imputed Underpayment Share. The Company may (1) require a Member who is liable for an Imputed Underpayment Share to pay the amount of its Imputed Underpayment Share to the Company within ten (10) days after the date on which the Company notifies the Member (with the payment to be made in the manner required by the notice) and/or (2) reduce future distributions to the Member, such that the amount determined under clause (1) and (2) equals the Member’s Imputed Underpayment Share. If a Member fails to pay any amount that it is required to pay the Company in respect of an Imputed Underpayment Share, that amount shall be treated as a loan to the Member, bearing interest at twelve percent (12%) annually (which interest shall compound daily and increase the Member’s Imputed Underpayment Share). Such loan shall be repayable on demand by the Company. If the Member fails to repay the loan upon demand, the full balance of the loan shall be immediately due (including accrued but unpaid interest), and the Company shall have the right to collect the balance in any manner it determines, including by reducing future distributions to that Member.

Section 4.6         Tax Approval Required. Notwithstanding anything in this Tax Annex or the Agreement to the contrary, for so long as the G-III Member owns at least twenty-five percent (25%) of the issued and outstanding Units of the Company and for so long as the WHP Member owns at least twenty-five percent (25%) of the issued and outstanding Units of the Company (in each case, as equitably adjusted for any split, or other recapitalization or reclassification effected after the Effective Date), the Company shall:

(a)         permit such Member to participate in any Flow-Through Tax Audit, at such Member’s own expense;

(b)         keep such Member reasonably informed as to the status of any Flow-Through Tax Audit, including by providing copies of all material communication and submissions made in connection with each Flow-Through Tax Audit;

(c)         not settle or cause to be settled without such Member’s consent (such consent not to be unreasonably withheld, conditioned or delayed) any material Flow-Through Tax Audit; and

(d)         use commercially reasonable efforts to deliver draft copies of tax returns to such Member for its review, comment and approval at least fifteen (15) days before the applicable filing deadline and shall consider in good faith all reasonable comments requested by such Member in writing within ten (10) days of the Member’s receipt of such draft copy of tax return that is not specifically provided for in this Tax Annex or in the Agreement.

If, in written comments on a draft tax return timely provided under Section 4.6(d), a Member notifies the Company that the Member anticipates that a tax return position would be disproportionate and materially adverse to that Member relative to the other Member, then, unless no other position is permissible under applicable law, the Company shall not take that position if it would reasonably be expected to be disproportionate and materially adverse to that Member relative to the other Member.

Section 4.7         Former Members; Survival; Amendment. For purposes of Section 2.3, Article III and Article IV, the term “Member” shall include a former Member. The obligations of each Member and former Member under Section 2.3, Article III and this Article IV shall survive the Transfer by such Member of its Units (or withdrawal by a Member or redemption of a Member’s Units) and the dissolution of the Company until ninety (90) days after the applicable statute of limitations.

Article V
TRANSFERS

Section 5.1         Limitation of Transfers to Ensure Partnership Classification. Notwithstanding anything in this Tax Annex or the Agreement to the contrary, no Person shall Transfer any Units if such Transfer (individually or together with all other Transfers of Units) could create a material risk that the Company would be classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and Treasury Regulations thereunder or otherwise as an association taxable as a corporation for U.S. federal income tax purposes. Any action taken in violation of this Section 5.1 shall be void ab initio and of no force or effect whatsoever.

Article VI
Miscellaneous

Section 6.1         Definitions.

“Allocation Period” means, subject to Code section 706, the calendar year or any other period selected by the Company.

“Asset Value” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that:

(i)           the initial Asset Value of any asset (other than cash) contributed or deemed contributed by a Member to the Company shall be the gross Fair Market Value of such asset at the time of the contribution or deemed contribution, as determined by the Company;

(ii)           the Asset Value of each asset (other than cash) shall be adjusted to equal its respective gross Fair Market Value, as determined by the Company, if required or permitted, in either case, by Treas. Reg. § 1.704-1(b)(2)(iv) (or other applicable law) and, in the case of an adjustment that is not required, the Company determines such an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)           the Asset Value of any asset (other than cash) distributed to any Member shall be the gross Fair Market Value of such asset on the date of distribution, as determined by the Company; and

(iv)           the Asset Value of each asset (other than cash) shall be increased or decreased to reflect any adjustment to the adjusted basis of such asset pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustment is taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Company determines that an adjustment pursuant to paragraph (ii) of this definition of Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Asset Value of an asset has been determined or adjusted pursuant to paragraph (i), (ii), or (iv) of this definition of Asset Value, then such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Capital Account” means, with respect to each Member, the account maintained for such Member in accordance with the provisions of this Tax Annex.

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Tax Annex to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treas. Reg. §§ 1.704-2(b)(2) and 1.704-2(d).

“Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Period; provided, however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Period, Depreciation shall be determined in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3) or Treas. Reg. § 1.704-3(d)(2), as appropriate.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deduction” has the meaning given to the term “partner nonrecourse deduction” in Treas. Reg. §§ 1.704-2(i)(l) and 1.704-2(i)(2).

“Net Profits” and “Net Losses” mean, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with Code section 703(a) (but including in taxable income or loss, for this purpose, all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code section 703(a)(1)), with the following adjustments:

(i)       any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)       any expenditures of the Company described in Code section 705(a)(2)(B) (or treated as expenditures described in Code section 705(a)(2)(B) pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)       if the Asset Value of any asset of the Company is adjusted in accordance with clause (ii) or clause (iii) of the definition of “Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

(iv)       gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Asset Value;

(v)       in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period;

(vi)       the amount of any adjustment required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m) shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

(vii)       notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are allocated pursuant to Section 3.2 shall not be taken into account in computing Net Profits or Net Losses, but shall be determined by applying rules analogous to those set forth in paragraphs (1) through (6) above; and

(viii)       where appropriate, references to Net Profits or Net Losses shall refer to specific items of income, gain, loss, deduction, and credit comprising Net Profits or Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

“Push Out Election” means the election under Code section 6226 (or any similar provision of state or local law) to “push out” an adjustment to the Members or former Members, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary or appropriate to give effect to such election.

“Regulations” means the Treasury regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). References to “Treas. Reg. §” are to the sections of the Regulations.

“Tax Action” means any tax-related action, decision, or determination by or with respect to the Company or any Subsidiary of the Company. Without limiting the generality of the preceding sentence, the following shall be Tax Actions: (a) any action, decision, or determination taken or made (i) pursuant to discretion granted to the Company or the Company under the terms of this Tax Annex, the Agreement (or any agreement related to the Company), (ii) by a Person in its capacity as the Tax Representative or Designated Individual, (iii) with respect to the conduct or settlement of any tax-related audit or proceeding, (iv) with respect to preparation and filing of any tax return of the Company or any subsidiary of the Company, (b) any modification to the allocations pursuant to Section 3.2 or Section 3.3, and (c) any determination made by the Company pursuant to (or other action taken in accordance with) Article VI of the Agreement or Article II. For purposes of this definition, any failure to take any action, make any decision, or make any determination shall be treated as an action, decision, or determination, respectively.

“Tax Item” means each Company item of income, gain, loss, deduction, and credit.

“Tax Representative” means, as applicable, (a) the Member or other Person (including the Company) designated as the “partnership representative” of the Company under Code section 6223, (b) the Member or other Person serving in a similar capacity under any similar provisions of state, local, or non-U.S. Laws, in each case, acting solely at the direction of the Company to the maximum extent permitted under applicable Law, or (c) the Member designated under any provisions of state, local, or non-U.S. Laws as the “tax matters partner” for the Company (within the meaning of provisions of state, local, or non-U.S. Laws similar to Code section 6231(a)(7) (as in effect before 2018 and before amendment by Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law No. 114-74)).

“Transfer” means any Transfer within the meaning of the Agreement and, for purposes of the provisions in this Tax Annex, includes the taking (or failure to take) any action that would result in any Unit being treated as owned, for U.S. federal income tax purposes, by any Person that is not the owner of the Units before such action (or failure).

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